As filed with the Securities and Exchange Commission on August
31, 2001

                                             Registration No.


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                             ______

                            FORM S-1
                     REGISTRATION STATEMENT
                              Under
                   The Securities Act of 1933

                             ______

               SYNTHETIC BLOOD INTERNATIONAL, INC.
     (Exact name of Registrant as specified in its charter)

New Jersey                               8731               22-3067701
(State or other jurisdiction of   (Primary Standard      (I.R.S. Employer
 incorporation or              Industrial Classification  Identification No.)
 organization)                        Code No.)

                   3189 Airway Avenue, Bldg. C
                     Costa Mesa,  CA  92626
                          714-427-6363
  (Address, including zip code, and telephone number, including area code,
          of Registrant's principal executive officers)

                          Robert Nicora
              President and Chief Executive Officer
               Synthetic Blood International, Inc.
                   3189 Airway Avenue, Bldg. C
                     Costa Mesa,  CA  92626
                          714-427-6363
    (Name, address, including zip code, and telephone number,
                      including area code,
                      of agent for service)

                           Copies to:

                    Cletha A. Walstrand, Esq.
               Lehman, Walstrand & Associates, LLC
                       620 Judge Building
                         8 East Broadway
                   Salt Lake City,  UT  84111

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box.
[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Title of Each Class of        Amount to be     Proposed    Proposed      Amount of
Securities to be Registered   Registered        Maximum     Maximum     Registration
                                               Offering   Aggregate Fee
                                               Price Per    Offering
                                                 Share       Price

Common Stock, $.01 par value   12,806,630      $0.2575     $3,297,707     $824.42

     The proposed maximum aggregate offering price is estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933. The registration fee has been calculated based upon the average of the high and low bid prices of Synthetic Blood's common stock as reported on the Over the Counter Bulletin Board on August 3, 2001.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effect on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated August 31, 2001

                        12,806,630 Shares

               SYNTHETIC BLOOD INTERNATIONAL, INC.

                          Common Stock

     This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 12,806,630 shares of our common stock. We are not selling any shares of our common stock in this offering and we will not receive any proceeds from the sale. The aggregate proceeds to the selling stockholders from the sale of any shares of common stock will be the purchase price of the shares sold less the applicable discounts and commissions, if any. The selling stockholders may offer and sell their shares of common stock covered by this prospectus from time to time, at prevailing prices or at privately negotiated prices, in one or more transactions, including the following:

     - transactions on the Over the Counter Bulletin Board, or any other securities exchange or quotation system on which the common stock is then traded,

     - privately negotiated transactions other than the over-the-counter market, or

     - in combination of any of the foregoing transactions.

     The selling stockholders also may sell the shares from time to time directly, or indirectly through agents, dealers or underwriters designated from time to time, on terms to be determined at the time of sale. To the extent required, the respective purchase prices, public offering prices, names of such agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement. In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders acquired the shares of common stock covered by this prospectus in private transactions exempt from registration. The registration statement of which this prospectus is a part may remain effective for up to two years after the date of this prospectus and, for so long as the registration statement remains effective, the selling stockholders may sell their shares of common stock covered by this prospectus from time to time in transactions as described above. However, the registration of this common stock does not necessarily mean that the selling stockholders will actually sell any or all of their shares of common stock.

     On August 3, 2001, the last reported sale price of our common stock was $0.255 per share. Our trading symbol is SYBD and we are listed on the Over the Counter Bulletin Board.

     See "Risk Factors" beginning on page 5 for certain information you should consider before you purchase the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

       The date of this prospectus is August 31, 2001

                        TABLE OF CONTENTS

                                                         Page Number

Summary                                                        4
Risk Factors                                                   5
Special Note Regarding Forward-Looking Statements             13
Market Price of and Dividends on our Stock and Related
 Stockholder Matters                                          13
Selected Consolidated Financial Data                          13
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                    14
Business                                                      17
Management                                                    24
Certain Relationships and Related Transactions                30
Principal Shareholders                                        31
Selling Shareholders                                          32
Plan of Distribution                                          34
Description of Common Stock                                   35
Legal Matters                                                 36
Experts                                                       37
Where you Can Find More Information                           37
Index to Consolidated Financial Statements                    38

                    -------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                    -------------------------

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements may be identified by the use of words such as expects, anticipates, intends, plans, and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed in the section entitled Risk Factors and elsewhere in this prospectus.

                             SUMMARY

     The items in the following summary are described in more detail in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. You should also read the more detailed information set out in this prospectus, including the financial statements.

Business

     We are a development-stage company that is developing Oxycyte, a proprietary blood substitute and therapeutic oxygen carrier, Flourovent, a liquid for assisting oxygen exchange in damaged or diseased lungs based upon perfluorocarbon technology. In addition, we are developing an implantable continuous reading glucose biosensor for diabetics. We are in the preclinical stage of testing our products and are completing the activities necessary for the prepartion of applications with the United States Food and Drug Administration to begin clinical testing.

     We believe our products will compete in four multibillion dollar markets:

     -  Blood substitutes

     -  Oxygen therapeutics

     -  Acute respiratory distress

     -  Diabetes

     Our objective is to partner with global and national pharmaceutical and medical companies to attain additional funding, commercial scale manufacturing capabilities and maximum global market penetration for our products. We have not yet entered into any partnership arrangements although we have begun to identify and meet with interested and appropriate candidate companies.

Facilities

     We were incorporated on May 26, 1967 as a New Jersey corporation. Our principal executive offices are located at 3189 Airway Avenue, Building C, Costa Mesa, California 92626 and our telephone number is 714-427-6363. In addition to our executive offices, we also have a laboratory at our Costa Mesa facility.

     We also have a laboratory facility located at 2685 Culver
Avenue, Kettering, Ohio 45429, telephone number 937-298-6070.
Research and development of our implantable biosensor is performed at our Kettering facility.

The Offering

     All of the shares of common stock offered will be offered by the selling stockholders as described in the section Selling Stockholders. Because all of the shares of common stock are being offered by the selling stockholders, we will not receive any of the proceeds from the sale of these shares.

     Over the Counter Bulletin Board symbol                 SYBD

     Common stock outstanding as of August 4, 2001  85,015,376 shares

     Common stock offered by selling shareholders   12,806,630 shares

     Common stock outstanding after the offering    12,806,630 shares

     The number of shares to be outstanding after the offering excludes:

          5,219,836 shares available under options, etc.

          1,455,000 shares of common stock reserved for issuance under our employee stock plan

Summary financial data

                           April 30,     April 30,    April 30,    April 30,      April 30,
                             2001          2000          1999        1998            1997

Interest Income          $   331,019   $   16,141     $   23,994  $      3,069   $        914

Total expenses           $ 2,003,261   $  927,480     $  857,829   $ 1,284,101   $  1,911,290

Net loss                 $ 1,672,242   $   911,339    $  833,835   $ 1,281,032   $  1,910,376
                         ===========    ==========     ==========   ==========     ==========

Weighted average number
  of shares outstanding,
  basic and diluted      86,401,830     65,365,438    51,388,471    46,000,749     36,053,557
Net loss per share,
  basic and diluted     $     (0.02)  $      (0.01)   $    (0.02)  $     (0.03)  $      (0.05)
                         ===========   ===========     ==========   ==========    ===========

Cash                    $ 4,250,898   $  5,466,391    $  193,013   $   740,215   $     53,857

Working capital         $ 4,020,203   $  5,592,016    $ (324,369)  $  (228,400)  $   (529,393)

Total assets            $ 4,842,296   $  6,199,651    $  530,906   $   985,914   $    318,163

Total liabilities       $   344,068   $    345,440    $  625,583   $   634,361   $    600,675

Long-term debt          $        --   $         --    $   47,327   $   103,021   $         --

Stockholders' equity    $ 4,498,228   $  5,854,211    $  (94,677)  $   351,553   $   (282,512)

                          RISK FACTORS

     We expect to continue incurring losses for the foreseeable future and may never achieve profitability. For the year ended April 30, 2001, we had a net loss of $1,672,242. We had losses since 1990 when we revised our business to develop a line of blood substitutes. Our accumulated deficit is $12,985,580 as of April 30, 2001. We will continue to incur substantial and increasing losses for the foreseeable future as a result of increased research and development costs. Our chances for achieving profitability will depend on many factors, including:

     - developing and testing new product candidates;

     - receiving regulatory approvals;

     - manufacturing products;

     - marketing products; and

     - competing with products from other companies.

     Many of these factors are out of our control. We expect to rely heavily on third parties with respect to many areas of our business including research and development, clinical testing, manufacturing and marketing. We cannot assure you we will ever be profitable.

     We will need substantial additional financing to complete development of our products and to introduce our products in the market. Costs to complete preclinical tests and to begin and complete proposed clinical trials are very high. We expect our existing capital resources will satisfy our requirements through approximately December 2002. When we begin clinical trials on our products, we will need substantially more money and we do not have any commitments for any additional financing. Any additional equity financing may dilute our current shareholders and debt financing, if available, may include restrictions. We cannot assure that any financing will be available to us at all or on terms that would be acceptable. Our future capital requirements will depend on many factors, including:

     - results of preclinical tests;

     - results of any clinical trials;

     - continued scientific progress in research and development programs;

     - the time and cost involved in obtaining regulatory approvals;

     - future collaborative relationships;

     - competing technological and market developments;

     - patient costs; and

     - the cost of manufacturing.

     If we do not obtain adequate funds, we may have to curtail our operations or cease operations all together. Although we cannot estimate the amount of additional financing we will require, we believe it will be substantial.

     We must overcome significant obstacles to successfully develop or market our products. There are significant risks in developing new pharmaceutical products and products based on new technologies. These risks include:

     - delays in preclinical testing, product development, clinical testing or manufacturing;

     - unplanned expenditures for product development, clinical testing or manufacturing;

     - failure of the product candidates to have the desired effect or an acceptable safety profile;

     - failure to receive regulatory approvals;

     - emergence of superior or equivalent products;

     - inability to manufacture on our own, or through others, on a commercial scale;

     - inability to market products due to third-party proprietary rights;

     - inability to find collaborative partners to pursue product development; and

     - failure by future collaborative partners to successfully develop products.

     Our research and development efforts may not results in any commercially viable products if these risks materialize.

     Our success depends on meeting strict governmental regulation. The FDA will regulate our products as drugs or medical devices. Our products that are intended to be introduced into the body, such as blood substitutes, will be regulated as drugs and reviewed by the FDA staff responsible for evaluating drugs. Our products will be subject to rigorous FDA review and approval procedures. After testing in animals, an Investigational New Drug application must be filed with the FDA to obtain authorization for human testing. Extensive clinical testing, which is generally in three phases, must be undertaken at many hospitals or medical centers to demonstrate optimal use, safety and efficacy of each product in humans. Each clinical study is conducted under the auspices of an independent Institution Review Board. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. The time and expense required to perform this clinical testing can far exceed the time and expense of the research and development initially required to create the product.

     No action can be taken to market any of our products in the United States until an appropriate New Drug Application has been approved to the FDA. Even after initial FDA approval is obtained, further studies may be required to provide additional data on safety or to gain approval for the use of our products as a treatment for clinical indications other than those initially targeted. In addition, use of our products during testing and after marketing could reveal side effects that could delay, impede or prevent FDA marketing approval, resulting in a FDA ordered product recall, or in FDA imposed limitation on permissible uses.

     The FDA also regulates the manufacturing process of pharmaceutical products and requires that a portion of the clinical trials for new products be conducted using products produced in compliance with good manufacturing practices.

     We cannot assure that, even after substantial expenditures of time and money, regulatory approval will be obtained for any of our products. Even if regulatory approval is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. After regulatory approval is obtained, the product, the manufacturer and the manufacturing facilities are subject to continual review and periodic inspections, and a later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer including the withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution. Additional government regulation may be established which could prevent or delay regulatory approval of our products.

     If we are unable to establish partner relationships, we may be unable to develop our products. Our strategy for the research, development and commercialization of our products is to enter into contractual arrangements with corporate collaborators, licensors, licensees and others. We do not have the funds to fully develop our products and we intend to rely on collaborators to help develop our products. Even if partners are found, it may not be possible to completely control the amount and timing of resources future collaborative partners will devote to our products. There is no assurance we will be successful in finding collaborative partners. If collaborative partners or other sources of financing cannot be found, we may not be able to continue developing our products and may be forced to sell assets, including technology, to raise capital.

     Our dependence on collaborative arrangements with third parties has a number of risks. The future arrangements may not be on favorable terms. Typically, collaborative agreements allow partners significant discretion in deciding whether to pursue any of the planned activities. We cannot control the amount and timing of resources partners may devote to our products and partners may choose to pursue alternative products. Partners may not perform their obligations as expected and changes in the partner's business strategy may affect their willingness to participate in our product development. We could become involved in disputes with partners that could lead to delays or termination of development programs. If any collaborative partner were to terminate or breach an agreement, chances of successfully developing our products could be materially and adversely affected.

     If clinical trials of our products are unsuccessful or delayed, our stock price may decline. We must first demonstrate through preclinical testing and then through clinical trials that our products are safe and effective for use in humans before we can obtain regulatory approval for commercial sales of our products. We have not yet completed preclinical testing on any of our products. Conducting clinical trials is a lengthy, time-consuming and expensive process. If results from our preclinical tests are sufficient, we can begin clinical trials which may take several years or more. The start of and rate of clinical trials may be delayed by many factors, including:

     - unsuccessful preclinical testing results;

     - lack of efficacy during the clinical trials;

     - unforeseen safety issues;

     - slower than expected rate of patient recruitment;

     - government or regulatory delays;

     - inability to adequately follow patients after treatment;
or

     - inability to manufacture sufficient quantities of materials for use in clinical trials.

     Often, results from preclinical testing and early clinical trials are not predictive of results obtained in later clinical trials. New drugs that have shown promising results in clinical trials have subsequently failed to establish sufficient safety and efficacy data to obtain regulatory approval. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development.

     Our products are in the preclinical development stage and we have not submitted investigational new drug applications to start clinical trials. We may not successfully complete our preclinical development efforts and may not file any investigational new drug applications. Any of these factors could cause the price of our stock to decline and would also seriously impede our ability to obtain additional financing.

     Although some of our officers have experience with clinical trials, we will largely depend on third party clinical trial managers to conduct clinical trials. Our reliance on third parties, including future collaborative partners, clinical research organizations and outside consultants, to assist in managing and monitoring future clinical trials may result in delays in completing or failure to complete the clinical trials if the third parties fail to perform.

     Our products must be accepted in the market in order for us to generate any revenue or become profitable. Even if we eventually obtain regulatory approval to market a product, our products may not gain market acceptance among physicians, patients, healthcare payors and the medical community. The degree of acceptance of any pharmaceutical product that is developed will depend on a number of factors, including:

     - demonstration of clinical efficacy and safety;

     - cost-effectiveness;

     - potential advantages over alternative therapies;

     - reimbursement policies of government and third party payors; and

     - effectiveness of our or a corporate partner's marketing and distribution capabilities.

     Physicians will not recommend therapies using products until clinical data or other factors demonstrate their safety and efficacy as compared to other drugs or treatments. Even if the clinical safety and efficacy of therapies using our products is established, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our products is effective for certain indications. Physicians, patients, third party payors and the medical community may not accept and utilize our products. If our products do not achieve significant market acceptance, it is not likely we will be able to generate any revenues or ever become profitable.

     We are highly dependent on the principal members of our scientific and management staff. We do not have employment contracts with most of our scientific and management staff or outside consultants. If we lose any of these people and are unable to attract and retain qualified personnel, the business, financial condition and results of our operations may be materially and adversely affected.

     If we fail to enter into successful marketing arrangements with third parties, we will not be able to commercialize our products. We do not have any sales and marketing expertise and have no experience in marketing, sales or distribution. Our future profitability will depend on our ability to enter into successful marketing arrangements with third parties who have experience in these areas. To the extent we enter into marketing and sales agreements, revenues will depend on the efforts of others and such efforts may not be successful.

     We must keep pace with rapid technological changes to successfully compete in the development and commercialization of our products. The biotechnology and pharmaceutical industries are highly competitive and are subject to significant and rapid technological changes. We are aware of several pharmaceutical and biotechnology companies that are actively engaged in research and development in areas related to ours. Some of these companies have commenced clinical trials. Many of these companies, either alone or together with their collaborative partners, have substantially greater financial resources and larger research and development staffs than we do. Many of these competitors have significant experience in:

     - developing products;

     - undertaking preclinical testing and human clinical trials;

     - obtaining FDA and other regulatory approvals of products;
and

     - manufacturing and marketing products.

     Developments by others may render our products or technologies obsolete or noncompetitive. We face and will continue to face intense competition from other companies for collaborative arrangements with pharmaceutical and biotechnology companies for establishing relationships with academic and research institutions and for licenses of proprietary technology.
Our competitors may succeed in developing technologies or products that are more effective than ours.

     Our patents may not protect us from competition. We have obtained patents in the United States and certain other countries and have additional patent applications pending. We cannot assure that any additional patents will be issued or that our patents will provide meaningful protection against the development of competing products. The patent position of biopharmaceutical companies involves complex legal and factual questions and enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. We cannot assure that competitors will not successfully challenge the validity or enforceability of any patent issued to us. The costs required to uphold the validity and prevent infringement of any patent issued to us could be substantial and we may not have the resources available to defend our patents.

     We also rely on trade secrets and proprietary know-how. We protect our information through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for technology in the event of unauthorized use or disclosure of confidential and proprietary information. Our failure to protect proprietary rights could seriously impair our competitive position.

      We must operate without infringing upon the proprietary rights of others. The areas in which we are focusing our research has many competitors. Our success depends on our ability to operate without infringing the patents and other proprietary rights of third parties. In the event we do infringe, we may be prevented from pursing our product development or commercialization. The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, U.S. Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United

States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

     - enforce patents that we own or license;

     - protect trade secrets or know-how that we own or license;
or

     - determine the enforceability, scope and validity of the proprietary rights of others.

     If we become involved in any litigation, interference or other administrative proceeding, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. Any adverse determination may subject us to loss of our proprietary position or to significant liabilities, or require licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products in the event of an adverse determination in a judicial or administrative proceeding or if we fail to obtain necessary licenses. Costs associated with these proceedings would be substantial.

     Price and sales of our products may be limited by health insurance coverage and government regulation. Our success in selling our products may depend in part on the extent to which health insurance companies, HMOs and government health administration authorities such as Medicare and Medicaid will pay for the cost of our products and related treatment. These payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. Such studies may require the commitment of a significant amount of management time and financial and other resources. Our products may not be considered cost-effective. Adequate third-party reimbursement may not be available to maintain price levels sufficient to realize an appropriate return on investment in product development. Domestic and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Legislation and regulations affecting the pricing of pharmaceuticals may change before our products are approved for marketing. Adoption of such legislation could further limit reimbursement for pharmaceuticals.

     A product liability claim or series of claims for uninsured liabilities or in excess of insured liabilities could force us to pay substantial damage awards. The use of our products in clinical trials, and the sale of any approved products, may expose us to liability claims and financial losses resulting from the use or sale of our products. We do not currently carry product liability insurance although we intend to obtain insurance coverage before we begin any clinical trials. We intend to obtain insurance coverage to include the sale of commercial products if marketing approval is obtained for our products currently in development. Insurance coverage may not be able to be maintained at a reasonable cost or in sufficient amounts or scope to protect against losses.

     Our stock is subject to the Penny Stock rules which impose significant restrictions on the Broker-Dealers and may affect the
resale of our stock.   A penny stock is generally a stock that

     - is not listed on a national securities exchange or Nasdaq,

     - is listed in "pink sheets" or on the NASD OTC Bulletin Board,

     - has a price per share of less than $5.00 and

     - is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     - determination of the purchaser's investment suitability,

     - delivery of certain information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. Because our common stock is subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist.

     Our stock price could continue to be highly volatile and investors may not be able to resell shares at or above the price paid for them. The market price of our stock, like that of many other life sciences companies, has been highly volatile and is like to continue to be highly volatile. The following factors, among others, could have a significant impact on the market price of our common stock:

     - the results of preclinical tests and future clinical trials or those of future collaborators or competitors;

     - evidence of the safety or efficacy of products or the products of competitors;

     - the announcement by us or our competitors of technological innovations or new products;

     - developments concerning patents or other proprietary rights or those of future competitors, including litigation or patent office proceedings;

     - loss of key personnel;

     - governmental regulatory actions;

     - changes or announcements in reimbursement policies;

     - agreements with future collaborators;

     - period-to-period fluctuations in operating results;

     - market conditions for life science stocks in general; and

     - changes in estimates of performance by securities analysts.

        SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

           MARKET PRICE OF AND DIVIDENDS ON OUR STOCK
                 AND RELATED STOCKHOLDER MATTERS

     Our stock is traded on the OTC Bulletin Board under the symbol SYBD. The over-the-counter quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. For the past two fiscal years, the minimum bid and highest ask prices as determined by Company records were as follows:

               1999                   2000                2001
           -----------           --------------       --------------
Quarter   Low        High        Low       High       Low        High

1st      $0.190     $0.255     $0.128     $0.210     $0.46       $1.01
2nd       0.125      0.200      0.125      0.190     $0.28       $0.68
3rd       0.093      0.180      0.105      0.180     $0.20       $0.53
4th       0.093      0.235      0.120      2.250     $0.21       $0.45

     As of August 4, 2001, we had approximately 1,141 shareholders. We have never paid dividends since our inception and we do not anticipate declaring or paying any dividends in the foreseeable future.

              SELECTED CONSOLIDATED FINANCIAL DATA

<CAPTION
                             April 30,    April 30,     April 30,     April 30,    April 30,
                               2001         2000          1999         1998         1997
                            ---------     --------      ---------     ---------    ---------
Interest Income          $    331,019  $    16,141   $    23,994  $      3,069  $        914

Total expenses           $  2,003,261  $   927,480   $   857,829  $  1,284,101  $  1,911,290

Net loss                  ($1,672,242)   ($911,339)    ($833,835)  ($1,281,032)  ($1,910,376)
                          ===========   ==========     ==========   ==========    ==========
Weighted average number
  of shares outstanding,
  basic and diluted        86,401,830   65,365,438    51,388,471    46,000,749    36,053,557
Net loss per share,
  basic and diluted       $     (0.02) $     (0.01)  $     (0.02) $      (0.03)  $     (0.05)
                           ==========   ==========    ==========   ===========    ==========
Cash                      $ 4,250,898  $ 5,466,391   $   193,013  $    740,215   $    53,857

Working capital           $ 4,020,203  $ 5,592,016   $  (324,369)  $  (228,400)  $  (529,393)

Total assets              $ 4,842,296  $ 6,199,651   $   530,906   $   985,914   $   318,163

Total liabilities         $   344,068  $   345,440   $   625,583   $   634,361   $   600,675

Long-term debt                      -            -   $    47,327   $   103,021             -

Stockholders' equity      $ 4,498,228  $ 5,854,211   $   (94,677)  $   351,553   $  (282,512)

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FISCAL 2001 COMPARED TO FISCAL 2000

     The Company is a development-stage company that is developing products in the medical field and therefore has no revenue from operations. For the fiscal year ended April 30, 2001 Other Income increased to $331,019 from $16,141 in the fiscal year ended April 30, 2000. This increase was due to increased interest income on cash balances available for investment.

     The General and Administrative expenses of $1,219,852 for fiscal year 2001 increased $532,277 or 77% over fiscal year 2000. The increase was the result of higher general office expenses in 2001 of $97,000, along with increases in consulting services of $119,000, market research expenses of $63,000 and investor expenses of $83,000 over the prior fiscal year. In addition, travel related expenses increased during 2001 by $25,000 over fiscal year 2000.

     The Research and Development expenses increased 249% from $224,023 for the fiscal year ended April 30, 2000, to $782,339 for the fiscal year ended April 30, 2001. During fiscal year 2001, laboratory wages and salaries increased $387,000, laboratory rent increased $87,000 and laboratory supplies increased $83,000 from fiscal year 2000. The Company was able to substantially increase its research and development activities because of cash that was made available from capital investment.

     The interest expense decreased from $15,882 for the fiscal year ended April 30, 2000, to $1,070 for the fiscal year ended
April 30, 2001. This decrease was due to a reduction of outstanding notes payable during fiscal year 2001.

FISCAL 2000 COMPARED TO FISCAL 1999

     The Company is a development-stage company that is developing products in the medical field and therefore has no revenue from operations. For the fiscal year ended April 30, 2000, other income decreased to $16,141 from $23,994 for the fiscal year ended April 30, 2000. This decrease was mainly due to a forfeiture of a stock subscription fee of $10,000 received in during fiscal year 1999.

     The General and Administrative expenses of $687,575 for fiscal year 2000 remained substantially the same from fiscal year 1999. During the year ended April 30, 2000 legal fees and moving expenses increased $22,000 and $18,000, respectively. These increases were offset by a decrease in fiscal 2000 wages and contract labor of $60,000 over the amounts recorded in fiscal year 1999. Also, in the year ended April 30, 2000 the Company realized a loss of $13,000 due to the write-off of old and obsolete furniture and equipment.

     The Research and Development expenses increased 32% from $170,058 for the fiscal year ended April 30, 1999, to $224,023 for the fiscal year ended April 30, 2000. This increase was due substantially to the addition of a laboratory in California with corresponding increases in lab supplies of $18,000, lab rent of $15,000 and wages and contract labor of $55,000.

     The interest expense decreased 28% from $20,395 for the fiscal year ended April 30, 1999, to $15,882 for the fiscal year ended April 30, 2000. This decrease was due to a reduction of outstanding notes payable during fiscal year 2000.

FISCAL 1999 COMPARED TO FISCAL 1998

     The Company is a development-stage company that is developing products in the medical field and therefore has no revenue from operations. For the fiscal year ended April 30, 1999, other income increased to $23,994 from $3,069 for the fiscal year ended April 30, 1998. This increase was due to more funds available to earn interest, in addition to the forfeiture of a stock subscription fee of $10,000 that was recorded as income during 1999.

     The General and Administrative expenses decreased 37% from $1,055,143 for the fiscal year ended April 30, 1998 to $667,376 for the fiscal year ended April 30, 1999. This decrease was primarily due to a one-time expense of $180,000 related to stock issued below fair market value that was incurred in 1998 and reductions in wages and contract salaries during 1999.

     The Research and Development expenses decreased 16% from $201,433 for the fiscal year ended April 30, 1998, to $170,058 for the fiscal year ended April 30, 1999. This decrease was due to a reduction in laboratory rent of $14,000 and equipment rental of $26,000.

     The interest expense decreased 26% from $27,525 for the fiscal year ended April 30, 1998, to $20,395 for the fiscal year ended April 30, 1999. This decrease was due to a reduction is notes payable.

QUARTERLY RESULTS OF OPERATIONS

The following table presents the Company's operating results for each of the eight fiscal quarters in the period ended April 30, 2001. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited financial statements included in this Form 10K. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with the financial statements and the notes thereto included in this Form S-1.

                                                          Three Months Ended
                                   July 30,   October 31,  January 31,  April 30,   July 30,
                                     1999        1999         2000        2000        2000
Statement of Operations Data

Research and development expenses  $  43,698   $  26,545   $  69,764   $  84,016   $ 109,841

General and administrative expenses  172,508     174,252     109,330   $ 231,485     233,969

Interest expense                       4,892       2,779       2,816   $   5,395         808
                                    --------     -------     -------    --------    --------
 Total Expenses                      221,098     203,576     181,910     320,896     344,618

Other (Income) Expense                  (741)    (25,360)       (238)  $  10,198     (90,935)
                                    --------     -------     -------    --------    --------
   NET LOSS                        ($220,357)  ($178,216)  ($181,672)  ($331,094)  ($253,683)
                                    ========    ========    ========    ========    ========
NET LOSS PER SHARE, BASIC
 AND DILUTED                         ($0.004)    ($0.003)    ($0.003)    ($0.003)    ($0.003)
                                    ========    =========   ========    ========    ========
WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING, BASIC
 AND DILUTED                      55,860,937  60,167,165  65,194,496  74,163,812  81,917,908
                                  ==========  ==========  ==========  ==========  ==========

                                              Three Months Ended
                                   October 31,  January 31,  April 30,
                                      2000         2001         2001
Statement of Operations Data

Research and development expenses   $ 175,197   $  234,760   $  262,541

General and administrative expenses   424,324      257,194      304,365

Interest expense                          262            -            -
                                      -------      -------      -------
 Total Expenses                       599,783      491,954      566,906

Other (Income) Expense                (91,333)     (85,004)     (63,747)
                                     --------     --------     --------
   NET LOSS                         ($508,450)   ($406,950)   ($503,159)
                                     ========     ========     ========
NET LOSS PER SHARE, BASIC
 AND DILUTED                          ($0.006)     ($0.004)     ($0.003)
                                     ========     ========     ========
WEIGHTED AVERAGE
 NUMBER OF SHARES
 OUTSTANDING, BASIC
 AND DILUTED                       86,706,915   87,642,240   88,900,661
                                   ==========   ==========   ==========


LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since September 1990, when current management became involved, through the issuance of debt and equity securities and loans from stockholders. As of April 30, 2001 the Company had $4,364,271 in total current assets and working capital of $4,020,203 compared to $5,937,456 in total current assets and working capital of $5,592,016 as of April 30, 2000.

     During the year ended April 30, 2001, the Company had a net decrease in cash and cash equivalents of $1,215,493, of which $1,537,617 was used in operations and $317,458 was used for investing activities, primarily for the purchase of equipment and patent expenditures. These cash outflows were offset by cash provided from financing activities of $639,582, primarily through the sale of common stock in fiscal 2001. In addition the Company borrowed $135,000 for the purchase of laboratory equipment under a Promissory note bearing interest at 8% per annum, payable in monthly principal and interest installments of $11,745 through April 19, 2002. The Company does not have any lines of credit or other arrangements with lenders. The Company believes its existing cash should fund current operations for approximately two years.

     The Company is in the pre-clinical trial stage in the development of its products. These products must undergo further development and testing prior to submission to the FDA for approval to market its products. This additional development and testing will require significant additional financing. There can be no assurance these proposed funding arrangements will be successful, or that if they are not the Company will be able to secure additional capital.

                            BUSINESS

Overview

     We were originally incorporated on May 26, 1967 as Rudominer, David & Associates, Inc. In December 1968 the name was changed to Federated Franchises, Inc. In August 1976 the name was changed to Sinequanon Corporation. Rudominer was formed to do consulting to business on merchandising, Federated Franchises to operate business franchises, and Sinequanon to explore for minerals. None of the operations were successful and no activity was undertaken from 1976 to 1990. Shortly after initiating our current business plan in late 1990, we changed our name to Synthetic Blood International, Inc.

     We are a development-stage company in the business of
biomedical product development.   We are developing products in
the areas of blood substitutes, oxygen therapeutics, acute respiratory distress and diabetes. Currently, we have three products under development:

     * Oxycyte(tm) a synthetic blood substitute and therapeutic oxygen carrier;

     * Flourovent(tm); a perfluorocarbon compound to facilitate oxygen exchange for people with respiratory distress syndrome; and

     * Implanted continuous reading glucose biosensor to be used by people with diabetes.

     Our technology is based on research originally performed by Dr. Leland Clark, Jr., a widely recognized, pioneering inventor and scientist. Dr. Clark, who is credited with developing the first blood oxygenator for open heart surgery as well as biomedical applications for perfluorocarbons and biosensors, was our Vice President of Research and Development until 1998. Dr. Clark currently serves us as a consultant.

     We are now in the preclinical stage of development on our products and are completing activities necessary for the preparation of applications with the Food and Drug Administration to begin clinical testing.

Our business strategy

     Our strategy is to operate and develop our products adding staff only as necessary to meet our goals. We intend to minimize our fixed expenses and utilize contract services where possible to be able to move quickly.

     Although we have not entered into any partnership arrangements, we will attempt to partner as early as possible with global or national pharmaceutical and medical device companies so we can attain additional funding, commercial-scale manufacturing capabilities, and maximum global market penetration for our products. While major partnerships are often not consummated until clinical trials are underway, we have begun to systematically identify and initiate dialogue with all interested and appropriate candidate companies.

     An important element of our strategy is the timing of market entry. Our current products are new and will require considerable money and effort to fully develop. If we are not the first company to market these or similar products, we can benefit from the investment made by our competition and enter established markets, with the intent to capture market share with superior products that have competitive advantages. We intend to select the most appropriate corporate marketing partner for each product.

Our technology

     Our principal technologies - biomedical uses for perfluorocarbons and substrate analysis with biosensors were conceptualized and advanced by Dr. Leland C. Clark, Jr. While his pioneering discoveries in these two areas spawned decades of research worldwide, Dr. Clark has been one of the most prolific contributors and has remained at the forefront of scientific advances in these areas, leading to our patented perfluorocarbon and biosensor technology platforms.

     Perfluorocarbons in Biomedicine

     Following an experiment showing that a mouse could live and breathe submerged in oxygen-saturated silicone oil, Dr. Clark showed in 1965 that animals could be kept alive submerged for several hours in oxygen-saturated perfluorocarbon liquids. These experiments suggested that perfluorocarbons might be useful in medicine, principally in liquid breathing and in blood substitutes, and in 1975, Dr. Clark was issued the first patent for an oxygen-carrying, perfluorocarbon-based blood substitute. Although the technology described in this patent was used by the Green Cross Corporation in Japan to develop and obtain FDA approval for Fluosol DA, Dr. Clark recognized that further research would be necessary before safe, effective perfluorocarbons could be identified. Since that time, a principal focus of his research has been the identification of optimal properties for biomedical perfluorocarbons, and the screening of numerous compounds.

     Biosensor Substrate Analysis

     In the mid-1950's, Dr. Clark developed the first oxygen electrode. Ten years later, he applied for a patent describing enzyme-based biosensors that could accurately measure glucose, lactate, and other substrates. By 1974, Yellow Springs Instrument Company had developed and marketed the Clark glucose analyzer based on this technology. In the early 1980's, Dr. Clark published studies with implanted glucose biosensors, and in the late 1980's and early 1990's, was issued several seminal patents on implanted glucose biosensors. Since then, research and development efforts at SBI have focused on optimizing performance and design characteristics of the implanted glucose biosensor.

Our products

     Flourovent

     Flourovent is a unique oxygen-carrying perfluorocarbon and, after screening numerous available perfluorocarbons for optimal properties, has been selected for the treatment of acute respiratory distress syndrome, ARDS. When given as a liquid directly into the lungs, it acts as a surfactant and a highly effective medium for gas exchange, thus increasing pulmonary function and the diffusion of oxygen and carbon dioxide in respiratory distress.

     Based on laboratory and animal studies thus far, we believe that Fluorovent has significant competitive advantages as a liquid ventilation treatment. Its boiling point and vapor pressure result in longer pulmonary retention without the need for continuous replacement of evaporated fluid, offering the potential for less costly, less time-intensive procedures. It does not contain bromine or chlorine and thus presents no environmental hazard. In animals, it does not produce a hyperinflated, noncollapsible lung condition seen with other perfluorocarbon liquids being tested. We cannot assure these perceived advantages will be demonstrated if Fluorovent enters clinical trials, or that we will ever market and sell or generate revenue from Fluorovent.

     Oxycyte

     Oxycyte is an oxygen-carrying intravenous emulsion made from the same base perfluorocarbon in Fluorovent. Blood gases such as oxygen and carbon dioxide are highly soluble in Oxycyte and the perfluorocarbon in Oxycyte can carry five times more oxygen than hemoglobin, making it an effective means of transporting oxygen to tissures and carbon dioxide to the lungs for disposal. As with our other products, we cannot assure these perceived advantages will be demonstrated if Oxycyte enters clinical trials, or that we will ever market and sell or generate revenue from Oxycyte.

     Implanted Glucose Biosensor

     We have developed an implanted glucose biosensor to monitor blood glucose of diabetics. Our sensor eliminates the need for finger sticks. Once implanted subcutaneously, the biosensor transmits, on demand, glucose levels as a radio frequency signal to an external receiver the size of a pager for display and storage. The sensor has high and low glucose alarms and the stored data can be downloaded at the physician's office. The receiver can be programmed to monitor blood glucose according to a preset schedule to ensure optimal monitoring compliance.

     Ultimately, we intend the biosensor to be linked to an implanted insulin pump, creating a closed-loop mechanical pancreas. We anticipate the implant life of the biosensor will exceed one year. Because this product is still in the development stage, we cannot assure its perceived advantages will be demonstrated if the biosensor enters clinical trials, or that we will ever market and sell or generate revenue from the biosensor.

     Other Products

     We are currently evaluating the use of perfluorocarbons for drug delivery, especially pulmonary drug delivery. We believe this may represent a substantial new market opportunity for use of our proprietary perfluorocarbons.

     We have also identified potential new applications for our biosensor technology in the following areas:

     * clinical analysis of other biochemical substrates

     * in-process analysis in bulk biotechnology and chemical synthetic processes

     * veterinary medicine

Our markets

     Our lead products - Oxycyte, Fluorovent, and an implantable glucose biosensor - will compete in what we believe are four multibillion-dollar markets: blood substitutes, oxygen therapeutics, acute respiratory distress, and diabetes.

     Blood Substitutes

     The search for blood replacement fluids began centuries ago. In modern times, this search has been given a new impetus by the threat of disease transmission, most notably HIV and hepatitis C. An increasingly short supply of blood is also driving this research. In the US, the number of blood donors continues to fall while the number of elderly, the group that needs blood the most, is growing. By 2030, experts project an annual shortfall of 4 million units in the US. In other countries where cultural and logistical issues constrain blood collection even more, the shortfall is believed to be much greater.

     The third major force behind this search is the military's desire for a blood substitute that can be stockpiled and used immediately when needed in battlefield conditions without special storage and matching of human donor blood. Current techniques for blood transfusions do not meet these requirements.

     Approximately 100 million units of human donor blood are collected annually worldwide. About 15 million units are collected in the US each year. The global market for blood substitutes has been estimated at $2 to 5 billion.

     Oxygen Therapeutics

     The availability of parenteral oxygen-carrying products for animal and clinical research has lead to the identification of potential new uses for products traditionally defined as blood substitutes. These uses, for example in ischemic conditions, specifically depend on the ability to deliver oxygen, not on a patient's need for blood or blood components. These new uses include stroke, myocardial infarction, angioplasty, and malignant disease. In ischemic conditions, cell damage is caused by a lack of oxygen. In cancer, enhanced oxygen delivery is thought to make solid tumors, and possibly diffuse cancer cells, more susceptible to radiation and chemotherapy. Combined, these conditions affect 3-4 million people in the U.S. We estimate these new uses for oxygen-carrying blood substitutes to constitute a multibillion-dollar market.

     Acute Respiratory Distress

     Thousands of premature infants are born each year with underdeveloped lungs and a condition of impaired pulmonary function known as acute respiratory distress syndrome, ARDS. This syndrome has multiple causes and also occurs in children and adults. Although many of these patients are treated with mechanical ventilation, this treatment can add further injury to the lungs and the mortality rate is still high. This has prompted research for a safer, more effective treatment. While more research is needed, current studies with partial liquid ventilation in animals and patients, both infants and adults, suggest that liquid ventilation may be a safe and effective treatment of ARDS.

     The incident of ARDS in the US is about 250,000 cases annually. While ARDS is the primary disease target for liquid ventilation at this time, we believe that it may also be beneficial in chronic obstructive pulmonary disease, COPD, a condition that occurs in 10 million people in the US. We believe that the ultimate market for liquid ventilation is in the multibillion-dollar range.

     Diabetes

     Diabetes and its associated complications are among the most prevalent, costly diseases in the world. Its incidence is increasing at a significant rate. Diabetes affects men and women equally but occurs most frequently in the elderly. Direct costs are estimated at about $50 billion, almost 6% of the total personal healthcare expenditures in the US. A ten year study, the Diabetes Control and Complications Trial (DCCT) sponsored by the National Institutes of Diabetes and Digestive and Kidney Diseases, showed that "tight diabetes control," keeping blood sugar levels close to normal by recent blood sugar testing, several daily insulin shots, and lifestyle changes, was associated with a major reduction in diabetic complications. These findings led the American Diabetes Association to recommend tight control as an important way to delay the onset and dramatically slow the progression of complications from diabetes.

     People with diabetes measure their blood glucose levels by sticking a finger with a needle to obtain a blood drop that is placed on a test strip and analyzed by a portable instrument. Repeating this procedure several times a day becomes painful, leading many patients, especially the elderly, to perform the procedure infrequently. Furthermore, the accuracy of some blood glucose analyzers is poor. A less invasive system for accurately measuring blood glucose on demand would increase glucose monitoring compliance and provide a better basis for tight diabetes control.

     More than 16 million people, approximately half undiagnosed, are estimated to suffer from diabetes in the US. Between 600,000 and 700,000 new cases are diagnosed each year. About 800,000 diabetics are insulin-dependent. Mortality from diabetes and its associated complications is high; it is the seventh leading cause of death in the US.

     Globally, the incidence of diabetes is estimated at 120 million people. While insulin-dependant diabetics are thought to have the greatest need for tight diabetic control, evidence is increasing that better control of blood glucose in type 2 diabetics also leads to a reduction in diabetic complications. We estimate the global market for a less invasive glucose monitoring system to be a multibillion-dollar market.

Competition

     Fluorovent

     SBI is aware of only one other company developing a liquid ventilation product. Alliance Pharmaceutical Corporation's product, LiquiVent, is in Phase III clinical trials in adults with acute respiratory distress.

     Oxycyte

     Thirteen other companies in addition to us are believed to be developing oxygen-carrying blood substitutes. Ten - Apex Bioscience, Baxter International, Biopure, Enzon, Hemosol, Northfield Laboratories, Somatogen, SynZume, Alteon, Inc., and Sangard -are developing hemoglobin-based products and three - Alliance Pharmaceutical, Sonus and Sanguine - are developing perfluorocarbon based products. Five of these products are in pre-clinical tewsting and eight of these products are in Phase I, II or III clinical trials. Baxter recently terminated clinical trials with HemAssist, their bovine hemoglobin product.

     Implanted Glucose Sensor

     Historically, the critical issues that have confronted the development and commercialization of effective, less-invasive glucose monitoring systems include stable sensor life, accuracy through a wide glucose range, inappropriate biological ratios of oxygen and glucose to optimally drive enzyme biosensors, and biocompatibility. Many research groups have attempted to resolve these problems with varying success. We do not consider glucose sensor systems proposed by academic groups as viable competition because it believes they lack commercial input, and promising systems are usually acquired by industry.

     We are aware of nine other companies that are developing less-invasive glucose monitoring systems - MiniMed, Cygnus Therapeutic, Biocontrol Technology, Animas, Sensor Solutions, Integ, Bioject Medical, Sensors for Medicine and Technology, and Technical Chemicals and Products. Only two - Sensors for Medicine and Animas - are pursuing sensors that are fully implantable. However, they are in the design stage and no performance test data are available. Systems under development by the other companies are skin surface or percutaneous systems that are at least minimally invasive and/or require replacement every few hours to days. For example, MiniMed's system requires subcutaneous insertion of a catheter-like device every three days, while the Cygnus GlucoWatch requires replacement of its autosensor pad every 12 hours. Six systems are in clinical trials, Biocontrol Technology has made 510(k) submissions, and Cygnus and MiniMed recently received approval to market their system.

     We believe the ability to begin and then to complete clinical trials on a timely basis with the desired results, and the ability to obtain timely regulatory approvals to market our product candidates are likely to be significant competitive factors.

Manufacturing and sources of supply

     We believe we have suitable sources of supply for key ingredients and components, e.g. perfluorocarbons and biosensor materials, for all three products under development. We also believe we have or will be able to reach suitable agreements with appropriate contract manufacturers to implement our strategy for not manufacturing these products internally at commercial scale. We are using our best efforts to secure these relationships on a long tern basis. However, there cannot be complete assurance that these relationships can be secured or maintained to our benefit.

Properties

     We do not own any real property and currently lease our principal administrative and laboratory facilities at 3189 Airway Avenue, Building C, Costa Mesa, California 92626. In addition we lease office and laboratory space at Kettering Research Center in Kettering, Ohio. The current monthly rent is approximately $7,000 per month.

Our patents and intellectual property

     Perfluorocarbon products:

     We have four issued U.S. (5,674,913; 5,824,703; 5,840,767;
6,167,887) and two Australian (690277; 722417) perfluorocarbon patents that protect the use of perfluorocarbons of interest to us as gas transport agents in blood substitutes and liquid ventilation. Additionally, through an exclusive supply agreement with out perfluorocarbon supplier, we have exclusive rights to eight perfluorocarbon manufacturing process patents that further protect the perfluorocarbons with which we are working.

     Biosensor:

     We have two issued U.S. biosensor patents (5,914,026; 5,964,993) and one Australian (720712) that protect what we believe are important design features of our implanted glucose biosensor and other biosensor applications, both medical and industrial. Another U.S. biosensor patent application has been submitted and the claims have been allowed. We have also licensed three fundamental biosensor patents issued to Dr. Clark that had previously been assigned to Children's Hospital in Cincinnati.

     For all U.S. patents and applications, we also submit applications and pursue patents in Europe, Canada, Japan and Australia. There can be no assurance that any issued patents would survive a challenge and be valid and enforceable. Also, there can be no assurance any pending applications will result in issued U.S. or foreign patents. SBI therefore has a number of foreign perfluorocarbon and biosensor patent applications submitted and pending

Employees

     On April 30, 2001, the Company employed 9 individuals, six of whom were scientific personnel, two are executives, and one office manager/bookkeeper. None of its employees are currently represented by a union or any other form of collective bargaining unit.

Government regulations

     Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of pharmaceuticals and in our ongoing research and development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the United States, various federal, and in some cases state statutes and regulations also govern the manufacturing, safety, labeling, storage, record-keeping and marketing of such products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations, requires the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope, which may significantly limit the indicated uses for which a product may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review, and discovery of previously unknown problems with such products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

     To obtain FDA approval, the FDA requires clinical trials to demonstrate the safety, efficacy, and potency of the product candidates. Clinical trials are the means by which experimental drugs or treatments are tested in humans. New therapies typically advance from laboratory, research, testing through animal, preclinical testing and finally through several phases of clinical, human testing. Upon successful completion of clinical trials, approval to market the therapy for a particular patient population may be requested from the FDA in the United States and/or its counterparts in other countries.

     Obtaining FDA approval is a costly and time-consuming process. Generally, in order to gain FDA pre-market approval, preclinical studies must be conducted in the laboratory and in animal model systems to gain preliminary information on an agent's efficacy and to identify any major safety concerns. The results of these studies are submitted as a part of an application for an Investigational New Drug, IND, which the FDA must review and allow before human clinical trials can start. The IND includes a detailed description of the clinical investigations. A company must sponsor and file an IND for each proposed product and must conduct clinical studies to demonstrate the safety, efficacy and potency that are necessary to obtain FDA approval. The FDA receives reports on the progress of each phase of clinical testing, and it may require the modification, suspension, or termination of clinical trials if an unwarranted risk is presented to patients.

     Clinical trials are normally done in three phases. In Phase I, trials are conducted with a small number of patients or healthy volunteers to determine the safety profile, the pattern of drug distribution and metabolism and early evidence on effectiveness. In Phase II, trials are conducted with a larger group of patients afflicted with a target disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety, efficacy, and potency required by the FDA and other regulatory authorities. In Phase III, two or more large, pivotal trials are done to statistically demonstrate safety and efficacy per FDA requirements.

     After completion of clinical trials of a new product, FDA marketing approval must be obtained. If the product is classified as a new drug, a New Drug Application (NDA), is required. The NDA must include results of product development activities, preclinical studies and clinical trials in addition to detailed manufacturing information.

     Applications submitted to the FDA are subject to an unpredictable and potentially prolonged approval process. The FDA may ultimately decide that the application does not satisfy its criteria for approval or require additional preclinical or clinical studies. Before marketing clearance is secured, the manufacturing facility will be inspected for current Good Manufacturing Practices (GMP) compliance by FDA inspectors. The manufacturing facility must satisfy current GMP requirements prior to marketing clearance. In addition, after marketing clearance is secured, the manufacturing facility will be inspected periodically for GMP compliance by FDA inspectors, and, if the facility is located in California, by inspectors from the Food and Drug Branch of the California Department of Health Services. We are also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research. The extent of government regulation which might result from any future legislation or administrative action cannot be accurately predicted.

Legal proceedings

     None.

                           MANAGEMENT

Executive Officers, Directors and Key Employees

The directors, officers and key employees of the Company are as follows:

Name                     Age       Position

Roger A. Ekbom            73       Chairman of the Board

Robert W. Nicora          60       President and Chief Executive
                                    Officer and Director

Robert J. Larsen          71       Corporate Secretary and Director

Gerald D. Schlatter       66       Director

David Johnson             53       Chief Financial Officer

Howard Jones              63       Director

Richard Kiral, Ph.D       59       Vice President, Research and Development

Douglas Kornbrust, Ph.D.  49       Consultant Director,
                                    PreClinical Toxicology &
                                    Pharmacology

Elmo Blubaugh, Jr., Ph.D. 47       Manager, Biosensor Research and
                                    Development

James Reavis              65       Consultant Director of Marketing


Biographies of our executive officers and directors

     Roger A. Ekbom has been Chairman of the Board of Directors since 1990. Mr. Ekbom was Chief Executive Officer from 1991 to March 1998 and has extensive experience with medical device companies including managing companies from startup through full development and subsequent sales. He is the founder and former President of Cardio Vista Systems, Inc., and founder and Chairman of Tronomed, Inc. From 1976 until 1993, Mr. Ekbom was the Vice President of and a major stockholder in Respiratory Support Products, Inc. and Tronomed International, Inc. Mr. Ekbom was formerly the general manager of a division of Becton Dickinson, an international medical device company, and of Marion Scientific, a subsidiary of Marion Laboratories. Mr. Ekbom graduated from the University of Minnesota.

     Robert W. Nicora became the President, Chief Executive Officer and Director on March 1, 1998. Mr. Nicora has BS in chemistry, five years of graduate study in biochemistry and medical sciences, and over 30 years of experience in various laboratory, management and regulatory positions with pharmaceutical and medical device companies. While at McGaw Laboratories, he was responsible for the development and FDA approval of hetastarch, a synthetic blood expander, now marketed by DuPont Pharma. He led the team that evaluated a joint partnership with Green Cross to develop their perfluorocarbon blood substitute, Fluosol. From 1994 through March 1998, he was director of scientific and regulatory services with Quintiles, the world's largest global contact pharmaceutical company. He has provided preclinical and clinical drug and device consulting services to a number of startup biomedical companies, including SBI.

     Robert J. Larsen, Corporate Secretary and Director since 1990, is a former President and Chief Executive Officer of Bay Hospital Medical Center, Chula Vista, California. Mr. Larsen has 25 years of experience in the development and management of hospitals and other related enterprises in California and Oregon. Mr. Larsen is a former trustee of the California Hospital Association and the past president of the San Diego Healthcare Financial Management Association. Mr. Larsen received his graduate degree in Hospital Administration from the University of California, Santa Barbara, and his BA from the University of Washington.

     Gerald D. Schlatter, Director and former President from 1990 to 1998 and has over 25 years experience in sales and marketing of medical supplies and devices. He has served as sales manager with both American Hospital Supply and Xerox in their medical products divisions. He is the founder and former president of Delamesa Medical Equipment Leasing Co. in Irvine California, specializing in equipping and financing new start up medical, dental, and optical health care clinics. Mr. Schlatter obtained his BS degree in business finance and labor law from California State University of Fresno.

     David H. Johnson, CPA, is Chief Financial Officer. Mr. Johnson has over 30 years of financial and administrative management experience in a diverse range of industries including high technology. His most recent position was chief financial officer of FirstPlus Bank, a California chartered financial institution. As a certified public accountant, Mr. Johnson spend 20 years in public accounting and is a former regional partner with McGladrey & Pullen, a major public accounting firm. Mr. Johnson has a BA in accounting and is a certified public accountant.

     Howard Jones, Ph.D., is a member of the board of directors. Dr. Jones' most recent position was president of the biopharmaceutical business unit of Curative Health Services where he was responsible for R&D, licensing, and manufacturing of wound healing technology that incorporates growth factors from patient blood. He has more than 30 years of experience in directing research and development of drugs at Revlon, Bristol-Myers Squibb, Amylin Pharmaceuticals, and Cypros Pharmaceuticals, a company he co-founded. He started his career at Merck where he discovered Clinoril, a drug for the treatment of rheumatoid arthritis that has annual sales of $400,000,000. He has had more than 84 patents issued for his biopharmaceutical developments.

Biographies of our key employees and consultants

     Richard Kiral, Ph.D., Vice President of Research and
Development holds a Ph.D. in analytical chemistry and has over of 20 years of experience in the pharmaceutical and medical device industries. He has held vice president positions in R&D at Anthony Products, Ioptex Research, Allergan, and McGaw
Laboratories, where he was responsible for development of a nutritional fat emulsion.

     Douglas Kornbrust, Ph.D., Consultant Director, Preclinical Toxicology and Pharmacology holds a Ph.D. in toxicology and currently is vice president and scientific director at Sierra Biomedical, a leading contract primate testing facility for the pharmaceutical and biotechnology industries. He previously held senior technical and management positions at ISIS Pharmaceuticals, Rhone-Poulenc-Rorer, Merck, and Alliance Pharmaceuticals, where he was responsible for the development and implementation of preclinical toxicology programs for their perfluorocarbon liquid ventilation and blood substitute products.

     Elmo A. Blubaugh, Jr., Ph.D., Manager of Biosensor Research and Development is an electrochemist specializing in the chemical modification of electrode surfaces with thin polymer films. Dr. Blubaugh previously was laboratory research manager at the University of Cincinnati. He taught both graduate and undergraduate courses at the university and holds a patent in the field of polymer-film electrodes. He received his graduate degree in analytical chemistry from the University of Cincinnati.

     James H. Reavis, Consultant director of marketing received a BS in chemistry and has a career of over 35 years in sales and marketing of pharmaceutical products and biomedical devices. He has owned and operated full-service advertising agencies and, for the last ten years, has consulted with high technology healthcare clients. His client roster includes Abbott, Baxter Edwards, Allergan, Genentech, Invacare, Kyocera, Advanced Cardiovascular Systems, IVAC, and IMED. Mr. Reavis provides qualitative and quantitative market research services to help guide product development, product positioning, and partnering strategies.

Director compensation

     During the fiscal year ended April 30, 2000 each director received $3,000 for their services as directors.

     During the fiscal year ended April 30, 2001, three of the four outside directors received compensation of $6,000 in cash compensation and one outside director received $12,000 in cash compensation. In addition, each of the four outside directors received options to purchase 10,000 shares of common stock at $0.80 per share, 80% of the market value at the date these options were issued.

Employment contracts

     On March 1, 1998 the Board of Directors approved a three-year employment contract that automatically renews on an annual basis after the initial term with Robert W. Nicora, as President and Chief Executive Officer. The employment contract provides a base annual salary of $145,000, an automobile allowance, medical and dental coverage, participation in the Executive Bonus Plan, $200,000 life insurance payable by the corporation and payable to a beneficiary named by the insured, and participation in our stock option plan with the grant of an option for 300,000 shares at signing and 150,000 shares to be granted annually. As of May 18, 1998 Mr. Nicora assumed the title of Chief Executive Officer. Mr. Nicora's employment agreement provides that Mr. Nicora may, at his election receive a severance payment equal to 299% of his average annual salary and bonuses received during the prior two-year period in the event of a change in control as defined.

     On February 1, 2000 the Board of Directors approved a two-year employment contract with Richard Kiral, as Vice President of Product Development. Mr. Kiral's base annual salary is $140,000 per year and includes an automobile allowance, medical and dental coverage, participation in the Executive Bonus Plan, $200,000 life insurance payable by the corporation and payable to a beneficiary named by the insured, and participation in the Company's stock option plan with the grant of an option for 100,000 shares annually. Mr. Kiral's employment agreement provides that he is to a minimum severance payment equal to 9 months of his annual salary period in the event of a change in control as defined.

Compensation committee interlocks and insider participation in compensation decisions

     We do not presently have a Compensation Committee of the Board of Directors, or other Board Committees performing equivalent functions, and did not at any time during the last four years. The Executive Committee of the Board of Directors presently performs these functions. Roger Ekbom and Gerald Schlatter, directors and former officers, and Robert Larsen, a director and current officer, participated in deliberations of the Board of Directors concerning executive officer compensation during the last fiscal year. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

                     EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation earned for services rendered in all capacities to the Company for the fiscal years ended April 30, 2001, 2000 and 1999, by the other most highly compensated executive officers of the Company ("Named Executive Officers"). Mr. Nicora became President and Chief Executive Officer on the resignation of Mr. Schlatter on March 1, 1998. This information includes the dollar amount of base salaries, bonus awards, stock options and all other compensation, if any, whether paid or deferred.


                   SUMMARY COMPENSATION TABLE
                                                              Long-term
                                                             Compensation
                      Annual Compensation                       Awards          All
                                                 Other        Securities,      Other
                                                Awards        Underlying   Compensation $
Name and Position   Year    Salary$   Bonus $ Compensation   Options/SARs       (1)
Robert Nicora        2001   137,000       -         -          450,000          21,250
President            2000   126,000       -         -          150,000          12,600
                     1999   125,000       -         -          300,000          12,600

Richard Kiral        2001   132,000       -         -          250,000          12,100
Vice President of    2000   118,243       -         -           75,000               -
Product Development  1999    97,830       -         -          100,000               -

     Mr. Nicora and Mr. Kiral received a $6,600 car allowance plus medical premiums paid for by the Company.

OPTION GRANTS

     In April 1995, the Company's Board of Directors approved a stock option plan providing for the granting of options to officers, directors, consultants and key employees to purchase up to 2,500,000 shares of the Company's common stock at prices not less than the fair market value of the stock at the date of grant. No shares were exercised or issued under this plan. The Company adopted a new plan in October 1999, which was ratified by a vote of the shareholders during fiscal year ended April 30, 2001.

     The 1999 plan provides for the granting of incentive and non-qualified options to officers, directors, consultants and key employees to purchase up to 4,000,000 shares of the Company's common stock at prices not less than the fair market value of the stock at the date of grant for incentive options. The total number of options issued at April 30, 2001 were 4,201,472 with a weighted average exercise price of $0.21. This total includes 1,020,000 options granted prior to the 1999 Plan. The Company must record an expense equal to the intrinsic value (if any) of the options multiplied by the percent vested at the date the plan is ratified by the shareholders. The option expiration dates are determined at the date of grant, but may not exceed ten years.

     The following table summarizes certain information as of April 30, 2001 concerning the stock option grants to the Company's Chief Executive Officer and the other Named Executive Officers made for the fiscal year ended April 30, 2001. No stock appreciation rights, restricted stock awards or long-term performance awards have been granted as of the date hereof and no options have been exercised.

                Option Grants in Last Fiscal Year

                    Number     % of Total                         Potential Realizable
                      of         Options                            Value at Assumed
                  Securities   Granted to   Exercise              Annual Rates of Stock
                  Underlying    Employees   or Base               Price Appreciation of
                    Options     in Fiscal    Price    Expiration    Option Terms(1)
                    Granted        Year       Per        Date         5%         10%
                                             Share
Robert W. Nicora     300,000      35.0%     $0.62    May 2010    $116,974   $296,436
                     150,000      18.5%     $0.205   April 2011    19,339     49,008
Total                450,000      55.5%                          $136,313   $345,444

Richard Kiral        250,000      30.9%     $0.205   April 2011  $ 32,231   $ 81,679

(1) Each option listed in the table above was fully vested as of the date of grant and exercisable over a three-year period. The potential realizable value is calculated based on the ten-year tern of the option at the time of grant. It is calculated based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of future common stock prices. Actual gains on, if any, on stock options exercised are dependent on the future performance of the common stock and overall stock market
  conditions.   The  amounts reflected in the table  may  not  be
  achieved.

  Aggregate Options Exercised in Last Fiscal Year and Year End Option Values

                                         Number of
                                         Securities       Value of
                                         Underlying    Unexercised In-
                                        Unexercised       the-Money
                                         Options At   Options at Fiscal
                    Shares               Fiscal Year      Year End
                   Acquired    Value         End         Exercisable/
                      On      Realized   Exercisable/   Unexercisable
                    Exercise            Unexercisable

Robert Nicora        None        None      200,000/     $  50,000/
                                           750,000      $ 187,500
Richard Kiral        None        None       91,666/     $  22,917/
                                           400,000      $ 100,000

     (1)  Based  on  the closing sale price on the  OTC  Bulletin
Board on the last day of the 2001 fiscal year, less the option exercise price payable per share.

DEFINED BENEFIT AND ACTUARIAL PLANS

     The  Company has not supplied Defined Benefits,  or  similar
Pension,  Benefit  or Actuarial Plan Benefits  to  its  Executive
Officers.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year 2001 the Company recorded expenses of $12,400 for services rendered by Peso, Inc., a company controlled by Robert Larsen, a Director and Officer of the Company.

     During the fiscal year 2001 the Company issued options to purchase common stock to the following Officers of the Company under the 1999 Plan:

     Robert Nicora, President and CEO   300,000 options at $0.62
per share expiring May 15, 2010
                                150,000  options  at  $0.205  per
share expiring April 20, 2011
      Richard  Kiral,  Vice President        250,000  options  at
$0.205 per share expiring April 20, 2011

     During fiscal year 2001, the Company issued each of the four outside directors received options to purchase 10,000 shares of common stock at $0.80 per share, 80% of fair market value at the date the options were issued

     During fiscal year 2001 the Company loaned $30,000 to  Roger
Ekbom,  a Director of the Company under the terms of a Promissory
Note.  The Note is interest free and is due September 1, 2001.

     During the fiscal year 2000 and 2001 the Company recorded expenses of $5,825 and $12,400 respectively for services rendered by a company controlled by Robert Larsen, a Director and Officer of the Company.

     During the fiscal year 2000 the Company issued options to purchase common stock to the following Officers of the Company under the 1999 Plan that had not yet been ratified by the shareholders:

     Robert Nicora, President and CEO
     150,000 options at $.12 per share expiring February 1, 2010

     Richard Kiral, Vice President
     75,000 options at $.12 per share expiring February 1, 2010

     During fiscal year 2000, the Company issued warrants to purchase 590,000 shares of common stock to certain directors with an exercise price of 80% of fair market value. These warrants were issued pursuant to an agreement whereby such directors cancelled certain of their shares to assist the Company obtain additional financing. Part of the agreement included a provision that if the stock dropped below the market price at the time the shares were cancelled, new unregistered stock would be issued to make up the dollar deficit in each director's holdings at the time of the return, not to exceed the total value of the stock returned. Pursuant to the agreement, the Company issued these directors 590,000 shares in November 1999. The directors and the Company cancelled the shares in return for the grant of a warrant to purchase 590,000 shares of common stock that were issued in February 2000 as follows:

     Roger Ekbom, Director
     200,000 warrants at $.12 per share expiring February 1, 2010

     Robert Larsen, Director & Secretary
     215,000 warrants at $.12 per share expiring February 1, 2010

     Gerald Schlatter, Director
     175,000 warrants at $.12 per share expiring February 1, 2010

     During the fiscal year 2000 Directors Ekbom, Larsen, Schlatter and Jones were each issued 5,000 options to purchase the Company's common stock at $.125 per share. The options were issued at an exercise price that approximated the fair value of the Company's common stock at the date of grant and expire February 1, 2010.

     During fiscal year 2000 the Company issued 10,000 shares of common stock to Director Roger Ekbom at $.10 per share in satisfaction of a $10,000 note payable.

     During fiscal year 2000 the Company issued 10,000 shares of common stock to Director Gerald Schlatter at $.10 per share in satisfaction of a $10,000 note payable.

     During fiscal year 2000 the Company issued 20,000 shares of common stock to Director/Officer Robert Larsen at $.10 per share in satisfaction of a $20,000.

                     PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus. The table includes:

* each person known to us to be the beneficial owner of more than five percent of the outstanding shares
*  each director of Synthetic Blood
*  each named executive officer of Synthetic Blood

                              SHARES OF
                              COMMON STOCK        PERCENT OF
NAME OF OWNER                 OWNED               CLASS

Roger A. Ekbom (1)(3)           2,101,778           2.36%
7 Bridgeview
Irvine,  CA  92714

Robert W. Nicora (1)(2)  (4)       592,858          0.67%
3189 Airway Avenue, Bldg. C
Costa Mesa, CA  92626

Robert J. Larsen (1)(2)(6)       1,652,553          1.86%
2565  25th Avenue West
Seattle,  WA  98199

Gerald D. Schlatter (1)(5)       1,272,929          1.43%
1825 Calle Laguna
Arroyo Grande, CA  93420

David Johnson (2)(8)                66,666          0.01%
20470 via Marwah
Yorba Linda, CA 92886

Howard Jones (1)(7)                115,000          0.03%
3189 Airway Avenue, Bldg. C
Costa Mesa, CA  92626

Richard Kiral, Ph.D (2)(9)          91,666          0.01%
3189 Airway Avenue, Bldg. C
Costa Mesa, CA  92626

All Directors and Officers       5,893,450          6.63%
As a Group (7 people)

(1)  Director
(2)  Officer
(3) Includes options to purchase 515,000 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001.
(4) Includes options to purchase 200,000 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001.
(5) Includes options to purchase 490,000 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001.
(6) Includes options to purchase 530,000 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001 and also includes shares beneficially owned by virtue of Mr. Larsen's control of Peso, Inc. and Jada, Inc.
(7) Includes options to purchase 115,000 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001.
(8) Includes options to purchase 66,666 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001.
(9) Includes options to purchase 91,666 shares of common stock currently exercisable or exercisable within 60 days of July 31, 2001.

                      SELLING SHAREHOLDERS

     This prospectus relates to offers and sales of our common stock by the selling stockholders. The following table sets forth, as of August 4, 2001, the name of each selling stockholder, all positions, offices or other material relationships that each selling stockholder has had during the past three years with us, the number of shares of common stock owned by each such selling stockholder, and the percentage of outstanding common stock held by each selling stockholder. The shares of common stock subject to the offering and sale by the selling stockholders pursuant to this prospectus constitute all of the shares of our common stock owned directly by the selling stockholders. See also "Security Ownership of Principal Stockholders and Management." Each selling stockholder may offer and sell pursuant to this prospectus all of the shares of common stock held by that selling stockholder as identified below and, assuming that a selling stockholder sells all of its shares of our common stock as listed below, such selling stockholder will no longer own any shares of our common stock. Inclusion in the table below does not imply that any selling stockholder will actually offer and sell any of the shares registered on behalf of the selling stockholders.

                                   SHARES OF
                                 COMMON STOCK     PERCENT OF     SHARES OF
                                 OWNED BEFORE     CLASS OWNED    COMMON STOCK
NAME OF OWNER                    THE OFFERING    BEFORE OFFERING
TO BE OFFERED

Bank Sal. Oppenheim-Luxemburg      3,500,000       4.11%           3,500,000

Zurich Financial Dynamic Fund        850,000       0.99%             850,000

Bank Sal. Oppenheim Jr. & CIE. SA    600,000       0.70%             600,000

Bank Sal. Oppenheim - SA (Schweiz)   100,000       0.11%             100,000

Bucher, Bruno                        150,000       0.17%             150,000

Camenzind, Andreas                   920,000       1.08%             920,000

Camenzind, Andreas                 2,200,000       2.58%           2,200,000

Camenzind, Aquila                     56,630       0.06%              56,630

Camenzind, Patricia                  100,000       0.11%             100,000

Dario, Victor                        400,000       0.47%             400,000

Dario, Victor                        550,000       0.64%             550,000

Gnepf, Daniel                         30,000       0.03%              30,000

Hurbin, Dominik                      150,000       0.17%             150,000

Kayova, Andrea                       100,000       0.11%             100,000

Reiff, Dieter                        100,000       0.11%             100,000

Thole, Daniela                       100,000       0.11%             100,000

Start up Factory                   1,000,000       1.17%           1,000,000

Coniglione Consulting                500,000       0.58%             500,000

Coniglione Consulting                500,000       0.58%             500,000

C&D Finanz AG                      1,000,000       1.17%           1,000,000

     TOTAL                        12,806,630

                      PLAN OF DISTRIBUTION

     The selling stockholders may offer and sell their shares of common stock covered by this prospectus from time to time, at prevailing prices or at privately negotiated prices, in one or more transactions including the following:

     - over-the-counter market transactions,

     - privately negotiated transactions other than the over-the-counter market, and

     - in combination of any of the foregoing transactions.

     These transactions may be at market price, at prices related to the market price, at negotiated prices, at fixed prices or at varying prices. If the selling stockholders use the services of an underwriter, broker, dealer or agent to assist with the sale of the common stock, the party providing services may receive compensation for their services. The compensation may be paid by the buyer or the seller of the common stock and may be in the form of a commission, concession or discount. The amount and form of compensation for such services will be determined by the buyer and the seller. The persons providing such services could be considered underwriters under the Securities Act, and any profits received or compensation paid could be considered an underwriting discount or commission under the Securities Act. At the time a particular offer of shares of common stock is made, to the extent required, a supplement to this prospectus will be distributed that will set forth the aggregate number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriter, dealers or agents, any discounts, commission and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     As used herein, "selling stockholders" includes pledgees, donees, transferees or other successors-in-interest who receive shares of our common stock covered by this prospectus as a pledge, gift, partnership distribution or other non-sale related transfer from a selling stockholder. If a selling stockholder notifies us that a pledgee, donee, transferee or other successor-in-interest intends to sell more than 500 shares of our common stock pursuant to this prospectus, a supplement to this prospectus will be provided to name the pledgee, donee transferee or successor, as applicable.

     Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market making activities involving the common stock for a period of five days prior to the commencement of the distribution, subject to certain exemptions. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M. These regulations may limit the timing of purchases and sales of the common stock by the selling stockholders.

     Under certain state securities or blue sky laws, registered or licensed brokers or dealers must be used to effect sales of capital stock. In addition, certain states require that sales of capital stock must be registered or qualified for sale in such state, or an exemption from registration or qualification must be available and complied with in such state, prior to effecting such sales.

     Pursuant to the Registration Rights Agreement, we will pay substantially all of the expenses incident to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, dealers or agents. Under the Registration Rights Agreement, the selling stockholders and any underwriter they may utilize will be indemnified by us against certain civil liabilities, including liabilities under the Securities Act."

                  DESCRIPTION OF CAPITAL STOCK

Common Stock

     We are authorized to issue up to 100,000,000 shares of common stock with a par value of $0.01. As of the date of this prospectus, there are 85,015,376 shares of common stock issued and outstanding. We have approximately 1,141 shareholders.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Preferred Stock

     Our Board of Directors is authorized, without further action by our stockholders, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights applicable to such series and such other designations, preferences and special rights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences. Upon completion of this offering, there will be no shares of preferred stock outstanding. The issuance of shares of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control or other corporate actions. Any such issuances of preferred stock, as well as the availability of authorized and unissued preferred stock, also could adversely affect the market price of our common stock.

Stock Options and Warrants

     We have reserved 4,000,000 shares of common stock to be issued pursuant to the terms of out stock plan. As of August 4, 2001, we have granted options for 4,101,472 shares, of which 3,275,000 options had been issued under the plan.

     In addition as of August 4, 2001, we have issued warrants for the purchase of 1,176,936 shares of common stock with an exercise price of $0.14 per share.

Transfer Agent and Registrar

     Interwest Transfer Company, Inc., 1981 East 4800 South, Salt
Lake City, Utah 84124, is our transfer agent.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Under the NJBCA, a corporation may indemnify any person who is or was a director, officer, trustee, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against his or her reasonable expenses, including counsel fees, in connection with any pending, threatened or completed proceeding by or in the right of the corporation to procure a judgment in its favor which involves the person by reason of his or her corporate agent status, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, a corporation may not indemnify a person who has been adjudged to be liable to the corporation, unless, and only to the extent that the Superior Court of New Jersey or the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for those expenses that the court shall deem proper. In connection with any other proceeding, a corporation may indemnify the person against his or her reasonable expenses and liabilities in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The NJBCA requires that a corporation indemnify these persons against expenses to the extent the person has been successful on the merits or otherwise in any of the foregoing proceedings or in the defense of any claim, issue or matter and provides that a court may order such indemnification. Our By-Laws provide that corporate agents, which term includes directors, officers and employees, of us shall be indemnified and held harmless by us to the fullest extent authorized by the laws of the State of New Jersey against expenses and liabilities arising in connection with actions performed by the corporate agent on behalf of us. Our By-Laws permit it to maintain insurance for corporate agents against liabilities and expenses. The NJBCA further provides that the certificate or incorporation may contain provisions which limit the personal liability of directors and officers, in whole or in part, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for acts or omissions:

     - in breach of the director's or officer's duty of loyalty to the corporation or its shareholders,

     - not in good faith or involving a knowing violation of law, or

     - resulting in receipt by the person of an improper personal benefit.

     Our Restated Certificate of Incorporation contains a provision of this nature. With respect to the foregoing provisions, the NJBCA provides that the duty of loyalty is breached by an act or omission known or believed by a director or officer to be contrary to the best interests of the corporation or its shareholders in connection with matters in which the director or officer has a material conflict of interest.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                          LEGAL MATTERS

     Our company is not a party in to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against us have been threatened.

                             EXPERTS

     Our financial statements as of April 30, 2001 and 2000 (audited) appearing in this Prospectus and Registration Statement have been audited by Grant Thornton, LLP as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

               WHERE YOU CAN FIND MORE INFORMATION

     We have filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Synthetic Blood and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site, http://www.sec.gov.

                  INDEX TO FINANCIAL STATEMENTS

                                                                  Page

     Report of Independent Certified Public Accountants            39

     Balance Sheets as of April 30, 2001 and 2000                  40

     Statements of Operations for each of the three years          42
     ended April 30, 2001 and for the period May 26, 1967
     (date of incorporation) to April 30, 2001

     Statements of Stockholders' Equity (Deficit) for each of the 43 three years ended April 30, 2001 and for the period May 26, 1967 (date of incorporation) to April 30, 2001

     Statements of Cash Flows for the three years                   45
     ended April 30, 2001 and for the period May 26, 1967
     (date of incorporation) to April 30, 2001

     Notes to Financial Statements                                  48

       REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Synthetic Blood International, Inc.

We have audited the accompanying balance sheets of Synthetic Blood International, Inc. (a Company in the development stage) as of April 30, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years ended April 30, 2001 and for the period from inception (May 26, 1967) to April 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Synthetic Blood International, Inc. as of April 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended April 30, 2001 and for the period from inception (May 26, 1967) to April 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


GRANT THORNTON LLP

Irvine, California
June 1, 2001

                       SYNTHETIC BLOOD INTERNATIONAL, INC.
                      (A Development Stage Enterprise)

                                BALANCE SHEETS
                           April 30, 2001 and 2000

						ASSETS
                                                     2001      2000
CURRENT ASSETS:                                 ----------   ----------
     Cash  and  cash  equivalents               $4,250,898   $5,466,391
     Common stock subscription receivable               -       400,000
     Note receivable from director                  30,000            -
     Prepaid expenses and other current assets      83,373       71,065
                                                 ---------    ---------
          Total current assets                   4,364,271    5,937,456
                                                 ---------    ---------
PROPERTY AND EQUIPMENT
     Laboratory equipment                          263,123       47,290
     Furniture and fixtures                         49,022       28,435
     Leasehold improvements                          3,825            -
                                                 ---------    ---------
                                                   315,970       75,725
      Less accumulated depreciation                (72,066)     (43,994)
                                                 ---------    ---------
      Property and equipment, net                  243,904       31,731
                                                 ---------    ---------
PATENTS, net                                       234,121      230,464
                                                 ---------    ---------
                                                $4,842,296   $6,199,651
                                                 =========    =========
The accompanying notes are an integral pare of these financial statements

                      SYNTHETIC BLOOD INTERNATIONAL, INC.
                      (A Development Stage Enterprise)

                          BALANCE SHEETS- CONTINUED
                           April 30, 2001 and 2000


                   LIABILITIES AND STOCKHOLDERS' EQUITY

                                                          2001           2000
                                                       ---------      ---------
CURRENT LIABILITIES
     Notes payable                                 $     177,358   $     44,534
     Accounts payable                                     87,256        211,460
     Accrued payroll                                      79,454         89,446
                                                       ---------      ---------
            Total current liabilities                    344,068        345,440
                                                       ---------      ---------
COMMITMENTS AND CONTINGENCIES                                  -              -

STOCKHOLDERS' EQUITY:
     Common stock, par value $0.01 per share; authorized
     100,000,000 shares; 84,474,547 and 80,907,298 shares
     issued and outstanding at April 30, 2001 and 2000,
     respectively                                         844,745        809,073
     Stock subscription receivable                              -       (600,000)
     Deposits on common stock                              94,231      2,535,471
     Additional paid-in capital                        16,544,832     14,423,005
     Deficit accumulated during the development stage (12,985,580)   (11,313,338)
                                                       ----------     ----------
   		Total stockholders' equity                  4,498,228      5,854,211
                                                       ----------     ----------
                                                     $  4,842,296   $  6,199,651
                                                       ==========     ==========

 The accompanying notes are an integral part of these financial statements

                    SYNTHETIC BLOOD INTERNATIONAL, INC.
                     (A Development Stage Enterprise)

                          STATEMENTS OF OPERATIONS
   For Each of the Three Years ended April 30, 2001 and For the Period
           May 26, 1967 (Date of Incorporation) to April 30, 2001



                                    Period from
                                    May 26, 1967
                                 (incorporation) to
                                   April 30, 2001       2001           2000           1999
                                  -----------------  ----------    -----------   -----------
EXPENSES
 Research and development          $  4,170,286    $    782,339    $   224,023    $  170,058
 General  and  administrative         9,071,274       1,219,852        687,575       667,376
 Interest                               166,544           1,070         15,882        20,395
                                     ----------      ----------     ----------     ---------
   Total  expenses                   13,408,104       2,003,261        927,480       857,829

OTHER INCOME (primarily interest)      (422,524)       (331,019)       (16,141)      (23,994)
                                     ----------      ----------     ----------     ---------
NET LOSS                           $(12,985,580)   $ (1,672,242)   $  (911,339)   $ (833,835)
                                    ===========      ==========     ==========     =========
NET LOSS PER SHARE -
      Basic  and  diluted                                ($0.02)        ($0.01)       ($0.02)
                                                        =======         ======        ======
WEIGHTED AVERAGE NUMBER
 OF COMMON SHARES
 OUTSTANDING-Basic and diluted                       86,401,830     65,365,438    51,388,471
                                                    ===========     ==========    ==========

The accompanying notes are an integral part of these financial statements

                    SYNTHETIC BLOOD INTERNATIONAL, INC.
                     (A Development Stage Enterprise)

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   For Each of the Three Years ended April 30, 2001 and For the Period
           May 26, 1967 (Date of Incorporation) to April 30, 2001


                                                     Common Stock
                                                     ------------         Additional
                                              Number of                     paid-in
                                                Shares         Amount        capital
                                               ----------    ----------    ----------
Balance at May 26, 1967                                 -    $        -    $        -

Issuance of common stock                       36,292,293       362,923     5,809,831

Issuance of common stock upon
      conversion of debentures                  1,401,399        14,014       818,234

Issuance of common stock to employees
     and compensatory options                     218,800         2,188        81,312

Issuance of common stock for
      services rendered                           324,175         3,242        49,350

Issuance of common stock to officers
      to retire shareholder loans               1,044,450        10,444       177,556

Common stock issued in conjunction with
      funding agreements and services rendered  5,376,365        53,764       883,160

Common stock issued upon conversion
     of notes payable                           4,766,820        47,668       637,607

Issuance of warrants                                    -             -       190,406

Exercise of warrants                            1,305,000        13,050       117,450

Contributions of capital for cash and
       services rendered                                -             -        65,700

Contribution of capital by shareholders                 -             -       581,818

Net loss                                                -             -             -
                                               ----------      --------     ---------
Balances at April 30, 1998                     50,729,302       507,293     9,412,424

Issuance of common stock                        4,265,022        42,650       262,500

Issuance of common stock for services-
      rendered                                    320,000         3,200        53,725

Stock options granted                                   -             -         1,560

Net loss                                                -             -             -
                                               ----------      --------     ---------
Balances at April 30, 1999                     55,314,324       553,143     9,730,209
                                               ==========      ========     =========

                                                                             Deficit
                                                                           accumulated      Total
                                                 Total Stock    Deposits    during the   stockholders'
                                                 subscription   on common   development      equity
                                                 receivable      stock        stage        (deficit)
Balances at May 26, 1967                           $     -      $    -      $      -    $         -

Issuance of common stock                                 -         -               -      6,172,754

Issuance of common stock upon
      conversion of debentures                           -         -               -        832,248

Issuance of common stock to employees
     and compensatory options                            -         -               -         83,500

Issuance of common stock for
      services rendered                                  -         -               -         52,592

Issuance of common stock to officers
      to retire shareholder loans                        -         -               -        188,000

Common stock issued in conjunction with
      funding agreements and services rendered           -         -               -        936,924

Common stock issued upon conversion
     of notes payable                                    -         -               -        685,275

Issuance of warrants                                     -         -               -        190,406

Exercise of warrants                                     -         -               -        130,500

Contributions of capital for cash and
       services rendered                                 -         -               -         65,700

Contribution of capital by shareholders                  -         -               -        581,818

Net loss                                                 -         -      (9,568,164)    (9,568,164)
                                                  ---------    ------      ---------      ---------
Balances at April 30, 1998                               -         -      (9,568,164)       351,553

Issuance of common stock                                 -         -               -        305,150

Issuance of common stock for services-
      rendered                                           -         -               -         56,925

Stock options granted                                    -         -               -          1,560

Net loss                                                 -         -        (833,835)      (833,835)
                                                  ---------   ------     -----------        --------
Balances at April 30, 1999                               -         -     (10,401,999)      (118,647)
                                                  =========   ======     ===========        ========

The accompanying notes are an integral part of these financial statements

                    SYNTHETIC BLOOD INTERNATIONAL, INC.
                     (A Development Stage Enterprise)

           STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)- CONTINUED
   For Each of the Three Years ended April 30, 2001 and For the Period
           May 26, 1967 (Date of Incorporation) to April 30, 2001


                                             Common Stock
                                                                      Additional     Stock
                                        Number of                      paid-in     subscription
                                         shares         Amount         capital      receivable
Balances at April 30, 1999             55,314,324    $   553,143    $  9,730,209    $       -

Issuance  of  common stock             17,882,974        178,830       3,705,283            -

Issuance of common stock for services
      rendered                            200,000          2,000          20,400            -

Issuance of common stock for payable
      settlement                           10,000            100          13,500            -

Issuance of common stock for
     promissory note                    7,500,000         75,000         925,000     (600,000)

Options issued for services                     -              -          28,613            -

Deposits received for common stock
      not  issued                               -              -               -            -

Net loss                                        -              -               -            -
                                       ----------       --------      ----------     --------
Balances at April 30, 2000             80,907,298        809,073      14,423,005     (600,000)

Issuance of common stock for services
    rendered                              244,819          2,448         118,920            -

Exercise of stock warrants              1,172,978         11,730          95,027            -

Options issued for services                     -              -          12,401            -

Issuance of common stock for deposit
     received                           6,649,452         66,494       2,374,746            -

Cancellation of note for common stock
     previously issued                 (4,500,000)       (45,000)       (555,000)     600,000

Compensation on options and
       warrants issued                          -              -          75,733            -

Net loss                                        -              -               -            -
                                       ----------      ---------     -----------     ---------
Balances at April 30, 2001             84,474,547     $  844,745    $ 16,544,832    $       -
                                       ==========      =========     ===========     =========

                                                         Deficit
                                                       accumulated         Total
                                         Deposits      during the      stockholders'
                                        on common      development        equity
                                         stock           stage           (deficit)
Balances at April 30, 1999              $        -    $ (10,401,999)   $   (118,647)

Issuance  of  common stock                       -                -       3,884,113

Issuance of common stock for services
      rendered                                   -                -          22,400

Issuance of common stock for payable
      settlement                                 -                -          13,600

Issuance of common stock for
     promissory note                             -                -         400,000

Options issued for services                      -                -          28,613

Deposits received for common stock
      not  issued                        2,535,471                -       2,535,471

Net loss                                         -         (911,339)       (911,339)
                                        ----------      -----------      ----------
Balances at April 30, 2000               2,535,471      (11,313,338)      5,854,211

Issuance of common stock for services
    rendered                                     -                -         121,368

Exercise of stock warrants                       -                -         106,757

Options issued for services                      -                -          12,401

Issuance of common stock for deposit
     received                           (2,441,240)               -               -

Cancellation of note for common stock
     previously issued                           -                -               -

Compensation on options and
       warrants issued                           -                -          75,733

Net loss                                         -       (1,672,242)     (1,672,242)
                                      ------------     ------------     -----------
Balances at April 30, 2001           $      94,231    $ (12,985,580)   $  4,498,228
                                      ============     ============     ===========

The accompanying notes are an integral part of these financial statements

                    SYNTHETIC BLOOD INTERNATIONAL, INC.
                     (A Development Stage Enterprise)

                          STATEMENTS OF CASH FLOWS
   For Each of the Three Years ended April 30, 2001 and For the Period
           May 26, 1967 (Date of Incorporation) to April 30, 2001

                                                  Period from
                                                  May 26, 1967
                                              (incorporation) to
                                                April 30, 2001       2001             2000           1999
                                                ---------------   ----------      ----------     ----------
Cash flows from operating activities:
Net  loss                                        $(12,985,580)   $ (1,672,242)   $  (911,339)   $  (833,835)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation  and  amortization                    487,178           71,627         53,992         54,412
  Loss  on  disposal of property  and  equipment      15,284                -         12,874              -
  Disposal and write-down of other assets            126,800                -              -              -
  Issuance of compensatory stock
   options/warrants                                  367,213           88,134         28,613          1,560
  Issuance of stock below fair market value          695,248                -              -              -
  Issuance of stock for services rendered          1,190,209          121,368         22,400         56,925
  Contribution of capital through services
   rendered by stockholders                          216,851                -              -              -
  Changes  in  operating  assets  and  liabilities:
     Prepaid expenses and other current assets       (83,373)         (12,308)       (10,191)       (41,349)
     Accounts payable and accrued expenses           343,303         (134,196)      (109,650)       (32,212)
                                                  ----------       ----------       --------        -------
     Net cash used in operating activities        (9,626,867)      (1,537,617)      (913,301)      (794,499)
                                                  ----------       ----------       --------        -------
Cash flows from investing activities:
 Purchase of property and equipment                 (543,107)        (240,246)       (17,664)       (13,795)
 Proceeds from sale of property and equipment         15,457                -              -              -
 Purchase of other assets                           (557,299)         (77,212)       (34,377)       (91,462)
                                                  ----------       ----------       --------        -------
 Net cash used in investing activities            (1,084,949)        (317,458)       (52,041)      (105,257)
                                                  ----------       ----------       --------        -------

The accompanying notes are an integral part of these financial statements

                    SYNTHETIC BLOOD INTERNATIONAL, INC.
                     (A Development Stage Enterprise)

                   STATEMENTS OF CASH FLOWS- CONTINUED
   For Each of the Three Years ended April 30, 2001 and For the Period
           May 26, 1967 (Date of Incorporation) to April 30, 2001

                                              Period from
                                              May 26, 1967
                                           (incorporation) to
                                             April 30, 2001       2001             2000           1999
                                            ----------------    ---------      ----------      ---------
Cash flows from financing activities:
 Proceeds from stockholder debt               $    977,692    $         -    $          -    $    61,900
 Repayments of amounts due to stockholders        (121,517)             -               -              -
 Proceeds from issuance of notes payable           275,248        135,000               -        140,248
 Proceeds from issuance of convertible
   debentures                                      811,000              -               -              -
 Payments on short-term notes payable              (58,812)        (2,175)        (56,637)             -
 Payments on long-term debt                       (238,971)             -         (84,227)      (154,744)
 Payments on capital lease obligation              (52,338)             -               -              -
 Proceeds from exercise of stock options           106,757        106,757               -              -
 Proceeds from common stock not
  issued  at  year-end                              94,231              -       2,535,471              -
 Contribution of capital from stockholders          40,700              -               -              -
 Proceeds from issuance of common stock         13,128,724        400,000       3,844,113        305,150
                                                ----------       --------       ---------        -------
     Net cash provided by financing activities  14,962,714        639,582       6,238,720        352,554
                                                ----------       --------       ---------        -------
     Net increase (decrease) in cash and
       cash   equivalents                        4,250,898     (1,215,493)      5,273,378       (547,202)
Cash and cash equivalents, beginning of period           -      5,466,391         193,013        740,215
                                                 ---------      ---------      ----------        -------
Cash and cash equivalents, end of period       $ 4,250,898     $4,250,898     $ 5,466,391     $  193,013
                                                 =========      =========      ==========        =======
Cash paid for:
      Interest                                 $   127,030     $    1,070     $    15,882     $   20,395
                                                 =========      =========      ==========        =======
       Taxes                                   $     8,740     $      800     $     1,250     $      800
                                                 =========      =========      ==========        =======

The accompanying notes are an integral part of these financial statements

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

              STATEMENTS OF CASH FLOWS - CONTINUED

  For Each of the Three Years ended April 30, 2001 and For the
                             Period
     May 26, 1967 (Date of Incorporation) to April 30, 2001


Supplemental information:
During fiscal 2000:
  Exchange of $1,200,000 stock subscription receivable for common stock subscription of 9,000,000 shares, of which 4,500,000 shares ($600,000) were not issued and paid as of April 30, 2000.

  The  Company  issued  10,000  shares  of  common  stock   in
  satisfaction of a interest expense liability in which the Company recognized an expense of $13,600.

  The Company permitted the exercise of 400,000 options of unregistered common stock at a $0.10 exercise price in satisfaction of $40,000 in related party notes payable. The company paid an unrelated third party for services with 200,000 shares of common stock, recognizing an expense of $22,400.

During fiscal 2001:
  The Company cancelled the balance of the stock subscription receivable of $600,000 and the related 4,500,000 shares of common stock due to nonpayment.

  The Company issued 6,649,452 shares of its common stock for deposits received in fiscal 2000.

 The accompanying notes are an integral part of these financial statements.

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS

                     April 30, 2001 and 2000

NOTE A - GENERAL

  The Company was incorporated on May 26, 1967 and was inactive through September 1990, when it began conducting operations for the purpose of developing a synthetic blood emulsion to act as a human blood substitute, and a method of using a perfluorocarbon compound to facilitate oxygen exchange for individuals with respiratory distress syndrome. Shortly after commencing these operations, the Company changed its name to Synthetic Blood International, Inc. The Company is also developing an implantable, continuous reading glucose biosensor to be used primarily by individuals with diabetes. All of the Company's products are currently in the preclinical trial stage. This stage requires a sufficient level of animal testing to be performed in order to file certain applications with the United States Food and Drug Administration (FDA), which is necessary to obtain FDA approval to proceed with human testing and, ultimately, approval to market the products. No assurances can be given that such approvals, once applied for, will be granted. The Company has not generated any revenues since inception.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Development Stage - The Company has not commenced its planned principal operations, and there have been no significant revenues, therefore it is considered a "Development Stage
  Enterprise".

  Cash and Cash Equivalents - The Company considers highly-liquid investments with original maturities of three months or less to be cash equivalents.

  Property and Equipment - Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives of the related assets, ranging from three to ten years, or the lease term, if applicable.

  Patents - Patent costs are being amortized over the lesser of the remaining life of the patent or the estimated useful life of the related product, ranging from eight to ten years. Patent costs totaled $234,121 and $230,464, net of accumulated amortization of $138,370 and $94,815, at April 30, 2001 and 2000, respectively. The Company evaluates recoverability of patents on at least an annual basis by comparing the estimated resale value of the patents to the remaining carrying values. An adjustment to the carrying value of the patent rights would be made if the estimated resale value of the patents is determined to be insufficient to recover such value.

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

  Pricing of Common Stock and Options to Purchase Common Stock - The Company's Board of Directors determines the issuance price of its common stock and the exercise price of options to purchase common stock, based on a good faith estimate of fair value, which is derived from recent issuances of common stock to unrelated parties and/or from common stock market quotations, after giving effect to the restricted nature of the stock issued. In the event that stock is issued at a price below fair market value for services rendered, an expense is recorded for the difference between fair market value and the issuance price and is included in general and administrative expenses.

  Loss Per Share - Basic loss per share, which includes no dilutive securities, is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding for that particular period. In contrast, diluted loss per share considers the potential dilution that could occur from other financial instruments that would increase the total number of outstanding shares of common stock. Potentially dilutive securities, however, have not been included in the diluted loss per share computation because their effect is antidilutive.

  Income  Taxes  -  Deferred  tax  assets  and  liabilities   are
  recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

  Reclassifications - Certain amounts as previously reported have been reclassified to conform with the 2001 presentation.

  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of other income and expenses during the reporting periods. Actual results could differ from those estimates.

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

  Fair Value of Financial Instruments - The Company's balance sheet includes the following financial instruments: cash and cash equivalents, accounts payable, accrued expenses, amounts due to stockholders, and notes payable. The Company considers the carrying amount in the financial statements to approximate fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization. The Company considers the carrying value of its notes payable to approximate fair market value based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

  Stock-Based Compensation - The Company accounts for stock-based employee compensation as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and has adopted the disclosure provisions of Statement of Financial Accounting Standards 123, "Accounting for Stock-based Compensation" ("SFAS 123"). SFAS 123 requires proforma disclosures of net loss and net loss per share as if the fair value based method of accounting for stock-based awards had been applied. Under the fair value based method, compensation cost is recorded based on the value of the award at the grant date and is recognized over the service period.

NOTE C - COMMITMENTS AND CONTINGENCIES

  Litigation - The Company is subject to litigation in the normal course of business, none of which management believes will have a material adverse effect on the Company's financial statements.


NOTE D - NOTES PAYABLE

  Notes payable consist of the following at April 30:

                                                           2001       2000
                                                        ---------   --------
  Installment contract payable, secured by unearned
   insurance premiums, payable in monthly installments
    of $10,700 through September 2001                    $ 42,358   $ 44,534

  Promissory note bearing interest at 8% per annum,
   payable in monthly principal and interest installments
   of $11,745 through April 19, 2001                      135,000          -
                                                         ---------   --------
                                                         $177,358   $ 44,534
                                                         =========   ========

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000

NOTE E - STOCKHOLDERS' EQUITY

  During fiscal 1999, the Company issued 125,000 shares in satisfaction of a $26,250 liability for rent on a Company research facility. An additional 25,000 shares were issued to a consultant for services rendered. The Company recognized an expense of $2,625 representing the fair value of the stock at the date of issuance.

  During  fiscal  1999, the Company issued 170,000  shares  to  a
  director/officer  in  exchange  for  services  rendered.    The
  Company recognized an expense of $28,050 representing the fair value of the stock at the date of issuance.

  During fiscal 1999, the Company issued 4,265,022 shares of unregistered common stock for $305,150; these shares were issued at a share price ranging from $0.07 to $0.11.

  During fiscal 2000, the Company issued 200,000 shares of unregistered, restricted common stock to an unrelated party for services rendered. The Company recognized an expense of $22,400 representing the fair value of the stock at the date of issuance.During fiscal 2000, the Company issued 10,000 shares of unregistered, restricted common stock in satisfaction of an interest expense liability. The Company recognized an expense of $13,600 representing the fair value of the stock at the date of issuance.During fiscal 2000, the Company issued 12,676,714 shares of unregistered common stock to third party investors for $3,045,837 at share prices ranging from $0.06 to $0.75 and 75,000 shares of unregistered common stock to related parties for $6,000; these shares were issued at a share price of $0.08. The Company issued 5,457,871 options with the sale of the above stock with exercise prices ranging from $0.11 to $1.00.During fiscal 2000, the Company issued 2,831,260 shares of unregistered common stock to third party investors in connection with the exercise of options for $551,970 with a range of exercise prices from $0.07 to $0.14. The Company also issued 400,000 shares of unregistered common stock to related parties in connection with the exercise of options for $40,000, at an exercise price of $0.10.

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000

NOTE E- STOCKHOLDERS' EQUITY - Continued

During fiscal 2000, 400,000 options were exercised into unregistered common stock in satisfaction of $40,000 in related party notes payable. The options had an exercise price of
$0.10.During fiscal 2000, the Company sold 9,000,000 shares of common stock at $0.13 per share in exchange for a promissory note of $1,200,000 payable in 12 equal monthly installments of $100,000, commencing in April 2000. The note has been recorded as a stock subscription receivable and has been presented in the stockholders' equity section of the accompanying Balance Sheet for amounts not received prior to the filing of this report.During fiscal 2000, the Company received $2,500,000 in deposits for 6,500,000 shares of unregistered common stock that were committed to be issued at April 30, 2000, of which 1,900,000 shares were issued subsequent to year-end at a share price of $.385. The Company received an additional $35,471 in deposits for the exercise of 394,452 shares of unregistered common stock that were committed to be issued at April 30, 2000 and were issued subsequent to year-end at share prices ranging from $0.07 to $0.14.During fiscal 2001, the Company issued 244,819 shares of unregistered common stock to unrelated parties for services
rendered.    The  Company  recognized  an  expense  of   $121,368
representing the fair value of the stock at the date of issuance.During fiscal 2001, the Company issued 6,649,452 shares of unregistered common stock in satisfaction of deposits received prior to April 30, 2000. The shares were issued at prices ranging from $0.07 to $0.3846.During fiscal 2001, the Company issued 1,172,978 shares of unregistered common stock to third party investors in connection with the exercise of stock options for $106,757 with a range of exercise prices from $0.07 to $0.14.During fiscal 2001, the Company cancelled its stock subscription receivable of $600,000 and the related 4.5 million common shares of stock.

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000

  NOTE F - STOCK OPTIONS AND WARRANTS

  In September 1999, the Company's Board of Directors approved the 1999 Stock Plan ("the 1999 Plan") which provides for the granting of incentive and nonstatutory stock options to employees, directors and consultants to purchase up to 4,000,000 shares of the Company's common stock. The 1999 Plan was approved by shareholders on October 10, 2000. Options granted under the 1999 Plan are exercisable at various dates up to four years and have expiration periods of generally ten years. At April 30, 2001 there were 4,131,472 stock options outstanding, of which 2,445,000 stock options had been issued under the 1999 Plan.

The following table summarizes certain information related to the Company's stock options as of April 30:

                       Exercise          Exercise
                       Options   Price   Options     Price
                     ---------   -----  ---------   -------
Outstanding,
  beginning of year  3,165,000   $0.13    900,000     $0.13
  Granted            1,105,666    0.32  2,265,000      0.13
  Exercised           (139,194)   0.08          -         -
                     ---------   -----  ---------   -------
Outstanding,
  end of year        4,131,472   $0.18  3,165,000     $0.13
                     =========   =====  =========   =======
The following table summarizes information about stock options outstanding at April 30, 2001.

                                    Options Outstanding
                                  -----------------------
                                     Weighted     Weighted
     Range of                        Average      Average
     Exercise          Number       Remaining     Exercise
     Prices          Outstanding       Life        Price
   -------------     -----------    ---------    --------
     $0.01-$0.80      4,131,472        8.57      $  0.18
   =============     ===========    =========    ========

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000

  NOTE F - STOCK OPTIONS AND WARRANTS - Continued

  At April 30, 2001, approximately 2,129,167 stock options were exercisable. As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock option plan in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. During the year ended April 30, 2001, the Company issued options to non-employees at exercise prices below the fair market value of the Company's common stock. The Company has recorded compensation expense based on the intrinsic value of such options at the date of grant. Had compensation cost for the stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:


                                            Years ended April 30,
                                           -----------------------
                                        2001        2000         1999
                                     --------      -------     --------
     Actual net loss               $(1,672,242)  $(911,339)  $ (833,835)
     Pro forma net loss            $(2,120,000)  $(937,906)  $ (882,635)

     Actual net loss per share     $    (0.02)   $ (0.01)    $    (0.02)
     Pro forma net loss per share  $    (0.02)   $ (0.01)    $    (0.02)

  The fair value of each option grant was estimated at the grant date using the Black-Scholes option-pricing model using the following assumptions: a risk-free interest rate of 5.39% for 2001, 6.12% for 2000, and 6.00% for 1999; volatility of 162%
  for 2001, 152% for 2000, and 90% for 1999; zero dividend yield for all years; and expected lives of 1 to 10 years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

               SYNTHETIC BLOOD INTERNATIONAL, INC.
                (A Development Stage Enterprise)

            NOTES TO FINANCIAL STATEMENTS - CONTINUED

                     April 30, 2001 and 2000

NOTE  F  -  STOCK OPTIONS AND WARRANTS - Continued During  fiscal
  2000, the Company issued approximately 5,450,000 warrants in connection with the sale of stock, with a weighted average exercise price of $0.45. Also during fiscal 2000, the Company issued 1,240,000 warrants to certain directors with an exercise price of 80% of fair market value.

  The following table summarizes certain information related to the Company's stock warrants:

                                                  Weighted Average
                                                   Exercise Price
                                          Shares      Per Share
                                         ----------   ----------
  Warrants outstanding at April 30, 1999  2,619,827  $    0.28
    Granted                               7,004,343  $    0.39
    Exercise                             (3,631,260) $    0.17
    Terminated                              (60,000) $    0.20
                                         ----------   ---------
  Warrants Outstanding at April 30, 2000  5,932,910  $    0.41
    Exercised                            (1,033,784) $    0.09
    Terminated                           (2,150,000) $    0.90
                                         ----------   ---------
  Warrants outstanding at April 30, 2001  2,749,126  $    0.14
                                         ==========   =========
NOTE G - INCOME TAXES

  No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through April 30, 2001. At April 30, 2001, the Company has net operating loss carryforwards available to offset future taxable income for federal tax purposes of approximately $12 million; such carryforwards expire in various years through 2021. Deferred tax assets of approximately $4.5 million at April 30, 2001 include the effects of these net operating loss carryforwards, and research and development credit carryforwards. The Company has provided a valuation allowance to offset all deferred tax assets due to the uncertainty of realization.

NOTE H - RELATED PARTIES

  During  fiscal  2001,  2000  and  1999,  the  Company  recorded
  expenses   of   approximately  $12,400,  $5,800  and   $70,500,
  respectively, for services provided by a company in which an officer of the Company has a controlling interest.

===============================     ============================
Until _______________, all
dealers that effect
transactions in these
securities, whether or not
participating in this offering,
may be required to deliver a
prospectus.  This is in                    SYNTHETIC BLOOD
addition to the dealers'                 INTERNATIONAL, INC.
obligation to deliver a
prospectus when acting as
underwriters and with respect
to their unsold allotments or
subscriptions.                          12,806,620 Shares
                                          Common Stock
-------------------------------            $0.01 Par Value
TABLE OF CONTENTS

Summary                                                  4
Risk Factors                                             5
Special Note Regarding Forward-Looking Statements       13
Market Price of and Dividends on our Stock and related  13
 Stockholder Matters
Selected Consolidated Financial Data                    13  ---------------
Management's Discussion and Analysis of Financial       14    PROSPECTUS
 Condition and Results of Operations                        --------------
Business                                                17
Management                                              24
Certain Relationships and Related Transactions          30
Principal Shareholders                                  31
Selling Shareholders                                    32
Plan of Distribution                                    34
Description of Common Stock                             35
Legal Matters                                           36
Experts                                                 37
Where you Can Find More Information                     37
Index to Consolidated Financial Statements              38
----------------------------------------------------------

No dealer, salesperson or other
person has been authorized to
give any information or to make
any representations other than
those contained in this
Prospectus and, if given or
made, such information or
representations must not be
relied upon as having been
authorized by the Company. This
Prospectus does not constitute
an offer to sell or a
solicitation of an offer to buy
any of the securities offered
hereby to whom it is unlawful
to make such offer in any
jurisdiction. Neither the
delivery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create
any implication that
information contained herein is
correct as of any time
subsequent to the date hereof
or that there has been no                      August 31, 2001
change in the affairs of the
Company since such date.
===============================         ==============================

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

        PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

      The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and  Exchange Commission Filing Fee       $     824.42
Printing Fees and Expenses                               1,500.00
Legal Fees and Expenses                                 33,500.00
Accounting Fees and Expenses                            20,000.00
Blue Sky Fees and Expenses                                 500.00
Trustee's and Registrar's Fees                           2,500.00
Miscellaneous                                            1,175.58

TOTAL                                                  $60,000.00

Indemnification of Directors and Officers

     Under the NJBCA, a corporation may indemnify any person who is or was a director, officer, trustee, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, against his or her reasonable expenses, including counsel fees, in connection with any pending, threatened or completed proceeding by or in the right of the corporation to procure a judgment in its favor which involves the person by reason of his or her corporate agent status, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, a corporation may not indemnify a person who has been adjudged to be liable to the corporation, unless, and only to the extent that the Superior Court of New Jersey or the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for those expenses that the court shall deem proper. In connection with any other proceeding, a corporation may indemnify the person against his or her reasonable expenses and liabilities in connection with any such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The NJBCA requires that a corporation indemnify these persons against expenses to the extent the person has been successful on the merits or otherwise in any of the foregoing proceedings or in the defense of any claim, issue or matter and provides that a court may order such indemnification. Synthetic Blood's By-Laws provide that corporate agents, which term includes directors, officers and employees, of Synthetic Blood shall be indemnified and held harmless by Synthetic Blood to the fullest extent authorized by the laws of the State of New Jersey against expenses and liabilities arising in connection with actions performed by the corporate agent on behalf of Synthetic Blood. Synthetic Blood's By-Laws permit it to maintain insurance for corporate agents against liabilities and expenses. The NJBCA further provides that the certificate or incorporation may contain provisions which limit the personal liability of directors and officers, in whole or in part, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for acts or omissions:

     - in breach of the director's or officer's duty of loyalty to the corporation or its shareholders,

     - not in good faith or involving a knowing violation of law, or

     - resulting in receipt by the person of an improper personal benefit.

     Synthetic Blood's Restated Certificate of Incorporation contains a provision of this nature. With respect to the foregoing provisions, the NJBCA provides that the duty of loyalty is breached by an act or omission known or believed by a director or officer to be contrary to the best interests of the corporation or its shareholders in connection with matters in which the director or officer has a material conflict of interest.

Recent Sales of Unregistered Securities

     During  fiscal  1999, the Company issued 125,000  shares  in satisfaction of a $26,250 liability for rent on a Company research facility. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     An additional 25,000 shares were issued to a consultant for services rendered during fiscal 1999. The Company recognized an expense of $2,625 representing the fair value of the stock at the date of issuance. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 1999, the Company issued 170,000 shares to a director/officer in exchange for services rendered. The Company recognized an expense of $28,050 representing the fair value of the stock at the date of issuance. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

      During fiscal 1999, the Company issued 2,000,000 shares of unregistered common stock for $140,000; these shares were issued at a share price of $0.07. The shares were issued pursuant to Regulation S.

     During fiscal 1999, the Company issued 2,265,022 shares of unregistered common stock for $165,150; these shares were issued at a share price ranging from $0.07 to $0.11. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2000, the Company issued 200,000 shares of unregistered, restricted common stock to an unrelated party for services rendered. The Company recognized an expense of $22,400 representing the fair value of the stock at the date of issuance. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2000, the Company issued 10,000 shares of unregistered, restricted common stock in satisfaction of an interest expense liability. The Company recognized an expense of $13,600 representing the fair value of the stock at the date of issuance. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2000, the Company issued 12,676,714 shares of unregistered common stock to third party investors for $3,045,837 at share prices ranging from $0.06 to $0.75 and 75,000 shares of unregistered common stock to related parties for $6,000; these shares were issued at a share price of $0.08. The Company issued 5,457,871 options with the sale of the above stock with exercise prices ranging from $0.11 to $1.00. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act. 6,500,000 of the above shares were issued pursuant to Regulation S.

     During fiscal 2000, the Company issued 2,831,260 shares of unregistered common stock to third party investors in connection with the exercise of options for $551,970 with a range of exercise prices from $0.07 to $0.14. The Company also issued 400,000 shares of unregistered common stock to related parties in connection with the exercise of options for $40,000, at an exercise price of $0.10. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2000, 400,000 options were exercised into unregistered common stock in satisfaction of $40,000 in related party notes payable. The options had an exercise price of $0.10. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2000, the Company sold 9,000,000 shares of common stock at $0.13 per share in exchange for a promissory note of $1,200,000 payable in 12 equal monthly installments of $100,000, commencing in April 2000. The note has been recorded as a stock subscription receivable and has been presented in the stockholders' equity section of the accompanying Balance Sheet for amounts not received prior to the filing of this report. The shares were issued pursuant to Regulation S.

     During fiscal 2000, the Company received $2,500,000 in deposits for 6,500,000 shares of unregistered common stock that were committed to be issued at April 30, 2000, of which 1,900,000 shares were issued subsequent to year-end at a share price of $0.385. The shares were issued pursuant to Regulation S.

     The Company received an additional $35,471 in deposits for the exercise of 394,452 shares of unregistered common stock that were committed to be issued at April 30, 2000 and were issued subsequent to year-end at share prices ranging from $0.07 to $0.14. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2001, the Company issued 244,819 shares of unregistered common stock to unrelated parties for services rendered. The Company recognized an expense of $121,368 representing the fair value of the stock at the date of issuance. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During fiscal 2001, the Company issued 6,649,452 shares of unregistered common stock in satisfaction of deposits received prior to April 30, 2000. The shares were issued at prices ranging from $0.07 to $0.3846. The shares were issued pursuant to Regulation S.

     During fiscal 2001, the Company issued 1,172,978 shares of unregistered common stock to third party investors in connection with the exercise of stock options for $106,757 with a range of exercise prices from $0.07 to $0.14. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

     During   fiscal  2001,  the  Company  cancelled  its   stock
subscription receivable of $600,000 and the related 4.5 million common shares of stock.

     From May 2001 to July 2001, the Company issued 1,660,762 shares of unregistered common stock to third party investors in connection with the exercise of stock options or warrants for $232,506 with an exercise price of $0.14. The shares were issued in a private transaction that did not involve any public solicitation or sales and without registration in reliance on the exemption provided by 4(2) of the Securities Act.

Exhibits and Financial Statement Schedules

Exhibit             Title of Exhibit                      Location
  No.

3 (a)    Registrants Amended Articles of Incorporation Incorporated  by
                                                       reference to the
                                                       Form  10-K   for
                                                       the period ending
                                                       April 30, 2001

3 (b)    Specimen Form of Common Stock Certificate    Incorporated  by
                                                      reference of
                                                      previous filings

5        Opinion re: legality from Lehman             Attached
         Walstrand & Associates, LLC

10(a) Agreement between the Registrant and Incorporated by Children's Hospital Medical Center reference to the
         dated, February 27, 2001                     Form  10-K   for
                                                      the period
                                                      ending April 30,
                                                      2001

10(b)    Agreement  between the  Registrant  and     Incorporated  by
         Roger  R.  Ekbom  dated,  September  1,     reference to the
         2001                                        Form  10-K   for
                                                     the period
                                                     ending April 30,
                                                     2001

10(c)    Employee Stock Plan dated, 1999             Incorporated  by
                                                     reference to the
                                                     Form  10-K   for
                                                     the period
                                                     ending April 30,
                                                     2001

10(d)    Selling Shareholders Registration           Attached
         Rights Agreement

23(a)    Consent of Lehman Walstrand and             Attached
         Associates, LLC

23(b)    Consent of Grant Thornton LLP               Attached

Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Synthetic Blood pursuant to the provisions in Item 14 above, or otherwise, Synthetic Blood has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synthetic Blood of expenses incurred or paid by a director or officer or controlling person of Synthetic Blood in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synthetic Blood will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

          (i)  To  include  any  prospectus required  by  Section
          10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Costa Mesa, State of California, on August 29, 2001.


                              SYNTHETIC BLOOD INTERNATIONAL, INC.



                              By: /s/ Robert Nicora
                              Robert Nicora, President



                              By: /s/ David H. Johnson
                              David H. Johnson, Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Date: August 29, 2001         By: /s/ Robert Nicora
                              Robert Nicora, President and Director


Date: August 29, 2001         By: /s/ David H. Johnson
                              David H. Johnson, Chief Financial Officer


Date: August 29, 2001         By: /s/ Robert J. Larsen
                              Robert J. Larsen, Secretary and Director


Date: August 29, 2001         By: /s/ Richard Kiral
                              Richard Kiral, Vice President


Date: August 29, 2001         By: /s/ Roger Ekborn
                              Roger Ekborn, Chairman of the Board


Date: August 29, 2001         By: /s/ Gerald Schlatter
                              Gerald Schlatter, Director


Date: August 29, 2001         By: /s/ Howard Jones
                              Howard Jones, Director

                                     62
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